UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filedby the registrant	☒
Filedby a party other than the registrant	☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PINNACLE FINANCIAL PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies
(2)	Aggregate number of securities to which transactions applies
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)
(4)	Proposed maximum aggregate value of transaction
(5)	Total fee paid
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid
(2)	Form, Schedule or Registration Statement No.
(3)	Filing Party
(4)	Date Filed

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

March 12, 2012

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders, which will be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, on Tuesday, April 17, 2012, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend this meeting, and I look forward to seeing you.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2011 and the first quarter of 2012, as well as our plans for the future.  Your attention is directed to the proxy statement and notice of meeting accompanying this letter for a more complete statement regarding the matters proposed to be acted upon at the meeting.

A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is included with this proxy statement.

Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Whether or not you expect to be present at the meeting, please mark, date, and sign the enclosed proxy card, and return it to us in the envelope provided as soon as possible. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs.  If you decide later to attend the meeting, you may withdraw your proxy at any time and vote your shares in person.

Sincerely,

M. Terry Turner
President and Chief Executive Officer

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 17, 2012

The annual meeting of shareholders of Pinnacle Financial Partners, Inc. (the “Company”) will be held on Tuesday, April 17, 2012, at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201 for the following purposes:

(1)	To elect four persons to serve as Class III directors for a three-year term and until their successors are elected and duly qualified;

(2)	To consider and act upon a proposal to amend and restate the Company’s 2004 Equity Incentive Plan;

(3)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

(4)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(5)	To transact any other business as may properly come before the meeting.

The Board of Directors has set the close of business on February 24, 2012, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure that the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.  Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.

By Order of the Board of Directors,

Hugh M. Queener, Corporate Secretary

Nashville, Tennessee
March 12, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholder Meeting to be Held on April 17, 2012

Pursuant to rules promulgated by the Securities and Exchange Commission, we have provided access to these proxy statement materials (which includes this proxy statement, a proxy card and our 2011 Annual Report) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.

This proxy statement, the Company’s 2011 Annual Report and a proxy card are also available at http://www.cfpproxy.com/5013.

The Annual Meeting of Shareholders will be held on April 17, 2012 at 11:00 a.m. CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201.   In order to obtain directions to the Annual Meeting of Shareholders please contact the Company at (615) 744-3700.

The Proposals to be voted upon at the Annual Meeting of Shareholders, all of which are more completely set forth in this proxy statement, are as follows:

(1)	To elect four persons to serve as Class III directors for a three-year term and until their successors are elected and duly qualified;

(2)	To consider and act upon a proposal to amend and restate the Company’s 2004 Equity Incentive Plan;

(3)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

(4)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(5)	To transact any other business as may properly come before the meeting.

Our Board of Directors recommends that you vote FOR the approval of each of the proposals.

For information on how to vote in person at the Annual Meeting of Shareholders, please see the section entitled “Important Meeting and Voting Information” below.

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

* * * * * * * * *

PROXY STATEMENT FOR 2012 ANNUAL MEETING

* * * * * * * * *

The Board of Directors (the “Board”) of Pinnacle Financial Partners, Inc. (the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2012 Annual Meeting of Shareholders (the “Meeting”) to be held at 11:00 a.m. CDT on Tuesday, April 17, 2012 in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, and at any adjournments of the Meeting.  The enclosed proxy is solicited by the Board of Directors of the Company.

The purposes of the Meeting are (i) to elect four Class III directors, (ii) to amend the Company’s 2004 Equity Incentive Plan (as in effect on the date hereof),(iii) to approve, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement as required either pursuant to the requirements of Section 111(e)(1) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) or, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (iv) to ratify the appointment of the Company’s independent registered public accounting firm and (v) to transact such other business as may properly be brought before the Meeting.

The close of business on February 24, 2012 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.  We first mailed this proxy statement and the accompanying proxy card to shareholders on or about March 12, 2012.

As of the close of business on the record date, the Company had 90,000,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”), authorized, of which 34,620,381 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”), authorized, of which 71,250 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters presented at the Meeting.  Pursuant to the Company’s Amended and Restated Charter, none of the issued and outstanding shares of the Series A Preferred Stock entitle a holder thereof to a vote upon any of the matters to be presented at the Meeting.

As of the date of this proxy statement, the Company is a participant in the Capital Purchase Program (the “CPP”) under the Trouble Asset Relief Program established by the United States Department of the Treasury (the “Treasury”).  As a participant under the CPP, the Company is required to present the Company’s shareholders with an annual non-binding, advisory vote on the compensation of the named executive officers (commonly referred to as a “say-on-pay” vote) pursuant to Section 111(e)(1) of EESA.  The “say on pay” vote required by the CPP is similar to the “say on pay” vote required by the Dodd-Frank Act except that under the CPP this vote must occur annually, while under the Dodd-Frank Act, the Company may hold the vote every year, every other year or every three years.  In deciding how frequently to hold the “say on pay” vote required under the Dodd-Frank Act, the Company is required to seek the views of its shareholders as to the frequency with which the vote shall be held at least once every six years.

In the event that the Company exits the CPP between the date of this proxy statement and the date of the Meeting, the Company would become subject to the “say on pay” and “say on frequency” requirements of the Dodd-Frank Act and no longer subject to the CPP requirements.  However, SEC regulations provide that participants in the TARP CPP are not required to submit a shareholder vote on the “say on frequency” proposal until the first annual meeting of the Company’s shareholders held after the Company exits the CPP.   Accordingly, the Company is not including a “say on frequency” proposal in this proxy statement. The Company will submit the “say on frequency” proposal to the Company’s shareholders at the first annual meeting of shareholders following the Company’s exit from the CPP unless that meeting is the Meeting, in which case the “say on frequency” proposal will be submitted to the Company’s shareholders at the Company’s 2013 annual meeting.

Pinnacle Financial Partners, Inc.

- Page 1

At last year’s 2011 Annual Meeting of Shareholders, the Company’s shareholders approved a “Say on Frequency” proposal with the annual alternative being selected.  The Board of Directors believes that the annual frequency is appropriate for the Company and intends to recommend that the shareholders vote in favor of holding a “Say on Pay” vote annually following the Company’s redemption of the remaining outstanding shares of preferred stock issued under the CPP.

IMPORTANT MEETING AND VOTING INFORMATION

Proxy Voting Procedures

If you properly sign, return and do not revoke your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:

•	FOR the election of the director nominees;

•	FOR the amendment and restatement of the Company’s 2004 Equity Incentive Plan;

•	FOR the non-binding, advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement;

•	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.

If any nominee for election to the Board named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted FOR a substitute nominee selected by the Board.

You may also vote in person by attending the meeting to be held at 11:00 a.m. CDT on Tuesday, April 17, 2012 in our offices on the eighth floor of the Pinnacle at Symphony Place located at 150 Third Avenue South, Nashville, Tennessee 37201.

Internet Availability of Proxy Materials

This proxy statement, proxy card and accompanying proxy materials are also available at http://www.cfpproxy.com/5013.

Revocability of Proxies

You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date.  You may also revoke your proxy by attending the Meeting and voting in person.

Pinnacle Financial Partners, Inc.

- Page 2

Shareholder Approval Requirements

A quorum will be present at the meeting if at least 17,310,191 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the record date.  According to Tennessee law and the Company's Amended and Restated Charter and Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote "for" or "against" or "abstain" from voting, together with all broker non-votes will be counted for purposes of determining whether a quorum is present.

Broker Proxies.  Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.  As a result of changes in the rules of the New York Stock Exchange (the “NYSE”), if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors, resulting in a broker non-vote. In addition, without instructions, your broker will not be able to vote your shares with respect to the proposal to amend and restate the Company’s 2004 Equity Incentive Plan or the proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement as required pursuant to either the requirements of Section 111(e)(1) of the EESA and the Dodd-Frank Act. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on both of these matters.

Vote Required to Elect Directors.  The directors of the Company are elected by a plurality of the total number of votes cast, which means the nominees who receive the largest number of properly cast votes will be elected as directors.  A vote to “withhold authority” for the election of one or more director nominees will be counted for quorum purposes, but because the vote required to elect directors is a plurality vote, a vote to “withhold authority” will not affect the outcome of the election under Tennessee law. However, as explained more fully below, a vote to “withhold authority” will be counted for purposes of determining whether a director nominee received the affirmative vote of holders of a majority of the shares voted as required by the Company’s Corporate Governance Guidelines. So long as a quorum is present, a “broker non-vote” will have no effect on the approval of the nominees to the Company’s Board except as set forth in the following paragraph.

The Company’s Board has adopted Corporate Governance Guidelines, as described in more detail below, which provide that, should an incumbent director receive more “Withhold Authority” votes than “For” votes, that director shall tender his or her resignation to the Chairman of the Board following the shareholder vote.  Subsequently, the Company’s Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s).  The Board shall also consider the relevant facts and circumstances as to whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation. Subsequently, the Company shall describe a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission.  Any director who tenders his resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process.

Vote Required to Amend and Restate the Company’s 2004 Equity Incentive Plan, Vote Required to Approve on a Non-Binding, Advisory Basis the Compensation of the Company’s Named Executive Officers as Described in this Proxy Statement, and Vote Required to Ratify the Appointment of KPMG LLP. The amendment and restatement of the Company’s 2004 Equity Incentive Plan, approval of the compensation of the Company’s named executive officers as described in this proxy statement as required pursuant to the requirements of Section 111(e)(1) of the EESA or the Dodd-Frank Act and ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year and any matter other than that enumerated above that properly comes before the Meeting will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. A properly executed proxy marked "ABSTAIN" with respect to a proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions and “broker non-votes” on the amendment and restatement of the Company’s 2004 Equity Incentive Plan, approval of the compensation of the Company’s named executive officers as described in this proxy statement as required pursuant to the requirements of Section 111(e)(1) of the EESA and the Dodd-Frank Act or ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm and any other proposal that properly comes before the Meeting will have no effect on whether the proposals are approved so long as a quorum is present.

Pinnacle Financial Partners, Inc.

- Page 3

Proxy Solicitation

        Although the Company does not currently plan to engage a proxy solicitation firm, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Shareholder Proposals for Next Year’s Meeting

In order for shareholder proposals for the 2013 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s 2013 proxy statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, and must be received no later than the close of business on November 12, 2012.  After this date, a shareholder who intends to raise a proposal to be acted upon at the 2013 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company’s 2013 proxy statement, must inform the Company in writing no later than January 26, 2013.  If notice is not provided by that date, such notice will be considered untimely and the Board may exclude such proposals from being acted upon at the 2013 Annual Meeting of Shareholders.  Further, if the Board elects not to exclude the proposal from consideration at the meeting (although not included in the proxy statement), the persons named as proxies in the Company’s proxy for the 2013 Annual Meeting of Shareholders may exercise their discretionary authority to act upon any such proposal.

CORPORATE GOVERNANCE

The Company has developed sound corporate governance principles which it believes are essential to running the Company's business efficiently and to maintaining the Company's integrity in the marketplace.

Corporate Governance Guidelines

The Company’s Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters.  The Board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance.  You may access a copy of the Company's Corporate Governance Guidelines by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com.  Also, the Company has included other corporate governance documents such as the Audit Committee Charter, Human Resources and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Luxury Expenditures Policy and Code of Conduct on the Company’s website as well.

Director Independence

The Board, upon recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following directors is an “independent director” within the meaning of NASDAQ Listing Rule 5605(a)(2):

Harold Gordon Bone;	Gregory L. Burns;
Colleen Conway-Welch;	James C. Cope;
William H. Huddleston, IV;	Ed C. Loughry, Jr.;
Hal N. Pennington;	Dr. Wayne J. Riley; and
Gary L. Scott

In determining director independence the Board and the Nominating and Corporate Governance Committee considered the following:

Pinnacle Financial Partners, Inc.

- Page 4

●
Under NASDAQ Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence.  In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from the Company for any twelve-month period during the preceding three years.  Messrs. Turner and McCabe are executive officers of the Company.  Mr. Loughry was employed as Vice Chairman on March 15, 2006 upon the Company’s acquisition of Cavalry Bancorp, Inc. (“Cavalry”) and served as an executive officer of the Company until his retirement on December 31, 2007.  Mr. Scott was employed as an executive officer of the Company upon the Company’s acquisition of the Mid-America Bancshares, Inc. on November 30, 2007 until his retirement on October 31, 2008.  In its determination that Mr. Loughry and Mr. Scott were independent, the Board and the Nominating and Corporate Governance Committee considered the period of time that had elapsed since Mr. Loughry’s and Mr. Scott’s retirement, the nature and amount of payments they have received from the Company since their retirement, the nature of their prior positions, and the relatively brief length of their employment with the Company.   Mr. Loughry serves as Chairman of the Nominating and Corporate Governance Committee, all members of which are required to be independent.  Mr. Loughry also serves on the Trust Committee and the Executive Committee.  Mr. Scott does not currently serve on any Committees of the Board that require independence. Mr. Scott serves on the Directors’ Loan Committee as chairman and on the Community Affairs Committee.

●
Dr. Conway-Welch was among the organizers of the Company and in 2000, in connection with her guarantee of a line of credit for organizational expenses, received ten year warrants to purchase common stock. In its determination, the Board and the Nominating and Corporate Governance Committee considered that all such warrants have been exercised, and Dr. Conway-Welch has never participated in the day-to-day operations of the Company.  Dr. Conway-Welch does not serve on any Committees of the Board that require independence. Dr. Conway-Welch serves on the Community Affairs Committee as chairman and on the Executive Committee.

●
Under NASDAQ Listing Rule 5605(a)(2), a director may not be considered independent if she is a controlling shareholder or executive officer of an organization to which the Company made payments within the preceding three years in excess of $200,000 or 5% of the recipient’s gross revenues for the year, whichever is greater. Ms. Atkinson serves as Chairman of Atkinson Public Relations (“Atkinson PR”) which provides public relations services to the Company as described below under “Certain Relationships and Related Transactions.” The amounts received by Atkinson PR exceed those permitted under NASDAQ Listing Rule 5605(a)(2) for Ms. Atkinson to be considered independent.  Ms. Atkinson serves on the Community Affairs Committee.

●
When considering the independence of Mr. Cope, the Nominating and Corporate Governance Committee and the Board considered amounts paid by the Company to the law firm of which Mr. Cope is a partner.  During 2011, 2010 and 2009, the Company paid $500, $2,600, and $7,000, respectively, to Mr. Cope’s firm for legal services, which amounts were considered immaterial to the firm and the Company.  Mr. Cope serves as Chairman of the Human Resources and Compensation Committee, all members of which are required to be independent.  Mr. Cope also serves on the Executive Committee.

●
When considering the independence of Mr. Huddleston, the Nominating and Corporate Governance Committee and the Board considered the amounts paid by the Company to the engineering firm of which Mr. Huddleston is the President.  During 2011, 2010 and 2009, the Company paid to Mr. Huddleston’s firm $14,000, $0, and $4,600, respectively, for engineering services, which amounts were considered immaterial to the firm and to the Company.  Mr. Huddleston serves on the Audit Committee, all members of which are required to be independent.  Mr. Huddleston also serves on the Community Affairs Committee.

●
When considering the independence of Mr. Bone, the Nominating and Corporate Governance Committee and the Board reviewed information concerning certain loans that Pinnacle National Bank had made to Mr. Bone and his related interests described under “Certain Relationships and Related Transactions.”   The Committee and the Board noted that all these loans were made in the ordinary course, using normal credit underwriting, and on terms (including collateral and interest rate) substantially the same as those for unaffiliated customers, and at the time made did not present more than the normal risk of repayment or other unfavorable features.  During 2011, the Bank determined in connection with its normal credit review procedures that these loans were beginning to exhibit potential weaknesses and downgraded the credit classification of the loans.   After reviewing these matters, the Nominating and Corporate Governance Committee and the Board confirmed the determination that Mr. Bone was independent and did not have a relationship that in the opinion of the Committee and the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  However, Mr. Bone requested that until such time that the potential weaknesses discussed above are rectified, he not be appointed to a committee that required all members to be independent, and he accordingly resigned from the Nominating and Corporate Governance and Human Resources and Compensation Committees. For more information regarding these loans, see “Certain Relationships and Related Party Transactions” beginning on page 62 of this proxy statement.

Pinnacle Financial Partners, Inc.

- Page 5

In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loans, deposits and trust, insurance or investment services relationships with our subsidiary, Pinnacle National Bank (the “Bank” or “Pinnacle National”), and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank.

In 2011, the independent directors held two meetings at which only independent directors were present and 12 meetings at which only non-management directors were present.  The independent directors determined that the chairman of the Company’s Nominating and Corporate Governance Committee will serve as lead independent director and chairman of such meetings and at meetings of non-management directors.  During 2011, Mr. Pennington, served as lead independent director and presided as chairman at such meetings.  Mr. Loughry has been appointed as the Company’s lead independent director beginning March 1, 2012, and will preside as chairman of meetings of the Company’s independent directors.

Director Qualifications

The Company's Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company's Board. The Company's Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the “Nominee Procedures”) that contain certain minimum qualifications for candidates, including those identified by the Company’s shareholders.  The Company's Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.  Beyond the Nominee Procedures, the Board has not adopted a formal, written diversity policy.  The Board, however, does seek to include directors who, when taken with the other nominees and continuing directors, will create a Board that offers a diversity of education levels, professional experience, background, age, gender, race, perspective, viewpoints and skills that match the diversity of the communities served by the Company.

The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Nominating and Corporate Governance Committee’s judgment:

•
be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•
meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of diversity of age, gender, race, experience and expertise; and

•
possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:

•	is of the highest ethical character and shares the core values of the Company as reflected in the Company's Corporate Governance Guidelines and the Company's Code of Conduct;

Pinnacle Financial Partners, Inc.

- Page 6

•	has a reputation, both personal and professional, consistent with the image and reputation of the Company;

•	is highly accomplished in the candidate’s field;

•	has expertise and experience that would complement the expertise and experience of other members of the Board;

•	has the ability to exercise sound business judgment; and

•	is “independent” as such term is defined by the NASDAQ Listing Rules and the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Nominating and Corporate Governance Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, see “Proposal #1: Election of Directors — Nominees for Election to the Board” on page 10 of this proxy statement.

Service Limitations for other Public Company Boards of Directors

The Company’s Corporate Governance Guidelines limit the number of public company boards of directors on which the Company’s directors may serve.  Generally, non-employee directors may serve on the Company’s Board and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards.  Employee directors are limited to the Company’s Board plus two other public company boards.

Process for Identifying Candidates

The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company's Board through conversations with members of the Board, senior management and other members of the communities served by the Company.

The Nominating and Corporate Governance Committee also considers nominees proposed by the Company's shareholders in accordance with the provisions contained in the Company's Bylaws.  The Nominating and Corporate Governance Committee considers candidates recommended by the Company’s shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the “Director Qualifications” and “Evaluation of Candidates” sections of this proxy statement.  Under the Company's Bylaws, any shareholder may nominate a person for election to the Company’s Board at the Meeting, provided that the nomination is received by the Secretary of the Company no later than March 18, 2012.  Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Securities and Exchange Commission, including the nominee’s consent to being named as a nominee and to serving as a director, if elected.  Additionally, the nominating shareholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of Common Stock beneficially owned by the shareholder.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates nominated through the processes described above.  The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members.  When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process.  The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

Pinnacle Financial Partners, Inc.

- Page 7

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company's corporate secretary’s office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate.  The Nominating and Corporate Governance Committee of the Company will consider the candidate’s qualifications, including the individual’s background, skills and abilities, whether such characteristics are consistent with the Company’s Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate’s qualifications and characteristics fulfill the needs of the Board at that time.  The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company's Board.  On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board.

Board Leadership Structure

In accordance with the Company’s Bylaws, the Board has elected the Company’s Chief Executive Officer and its Chairman, and each of these positions may be held by the same person or may be held by two persons. Neither the Corporate Governance Guidelines nor any policy of the Board requires that the role of the Chairman and Chief Executive Officer be separate.  Robert A. McCabe, Jr., who is also an employee of the Company, is the Chairman of the Board and has been the Chairman of the Board since the Company’s formation.  M. Terry Turner currently serves as a director and as the Company’s President and Chief Executive Officer and has also held these positions since the Company’s formation.  Additionally, pursuant to the Company’s Corporate Governance Guidelines, the Board elects a Lead Director who shall preside over periodic meetings of all independent directors.  Effective March 1, 2012, Mr. Loughry serves as the Lead Director of the Company. The Lead Director’s responsibilities include, among other things, supporting the Chairman of the Board in developing the agenda for Board meetings and in serving as a conduit for information flow between management and the non-employee members of the Board.

The Company’s Board is currently comprised of 12 directors, nine of whom are considered independent under the NASDAQ Listing Rules and the rules of the Securities and Exchange Commission.  The Board currently has six committees, which are the Executive Committee, the Director’s Loan Committee, the Audit Committee, the Community Affairs Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee, all of which are discussed in more detail below.

The Audit Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors within the meaning of that term in the NASDAQ Listing Rules.

The Company believes that its current leadership structure is appropriate for the Company in that it provides an efficient decision making process with proper independent oversight.  The Company’s Chairman is highly involved in the day to day operations of the Company.  His responsibilities include but are not limited to:

•	Direct responsibility for the strategic direction of the various fee businesses of the Company, including wealth management, investment services, trust and insurance services.
•	Lead business development officer for commercial clients and affluent consumers.
•	Chairman of the Company’s asset liability management committee.

Pinnacle Financial Partners, Inc.

- Page 8

Likewise, the Company’s President and Chief Executive Officer is also charged with the day to day operations of the Company.  His responsibilities include but are not limited to:

•	Direct responsibility for the overall strategic direction of the Company.
•	Provides leadership to the Company’s various communication channels both internal and external, including media and investor relations.
•	Chairman of the Company’s Leadership Team and Senior Management Committee.

Although the main leadership of the Company is instilled in people actively employed by the Company, their actions are still subject to the oversight of the Board and its committees.  Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet at least twice a year under the leadership of the Lead Director, and in 2011, the ten non-management directors met in executive sessions following most of the regular meetings of the Board.  Additionally, the Executive Committee, over two-thirds of which is composed of independent directors, meets monthly throughout the year.  Finally, over two-thirds of the Board is independent and given the independence of the Audit, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee, the Company believes that its leadership structure encourages a strong leadership platform with an appropriate amount of independent oversight.

Risk Oversight

The Board is responsible for providing oversight of the Company’s risk management processes. The Executive Committee is primarily responsible for overseeing the risk management function of the Company on behalf of the Board. In carrying out its responsibilities, the Executive Committee works closely with the Company’s Senior Risk Officer and other members of the Company’s senior risk management team. The Executive Committee meets at least quarterly with the Senior Risk Officer and other members of management and receives a comprehensive report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Executive Committee also receives updates relating to risk oversight matters between these quarterly meetings from the Senior Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management. The Executive Committee provides a report on risk management to the full Board on at least a quarterly basis. In addition, at least annually, the Chief Risk Officer and members of the risk staff make a presentation on enterprise-wide risk management to the full Board.

In addition to the Executive Committee, the other committees of the Board consider the risks within their areas of responsibility. The Human Resources and Compensation Committee considers the risks that may be implicated by our executive compensation programs, and the Audit Committee takes into account risk assessment in its review of the Company’s internal audit program.  For a discussion of the Human Resources and Compensation Committee’s review of the Company’s senior executive officer compensation plans and employee compensation plans and the risks associated with these plans, see “Executive Compensation — Human Resources and Compensation Committee Report” on page 46 of this proxy statement.

Code of Conduct

The Company has a Code of Conduct that applies to the Company's associates and directors.  The purpose of the Code of Conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct.  Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct.

Pinnacle Financial Partners, Inc.

- Page 9

Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's related rules, the Company is required to disclose whether it has adopted a Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  The Company's Chief Executive Officer and senior financial officers are bound by the Company's Code of Conduct which contains provisions consistent with the Securities and Exchange Commission’s description of a Code of Ethics.

A copy of the Company's Code of Conduct can be obtained by clicking on the “Governance Documents” link on the Company's website at www.pnfp.com.  The Company intends to disclose any legally required amendments to, or waivers from, the Code of Conduct with respect to its directors and officers in accordance with the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market.  If such disclosure is made on the Company’s website it will be located in the “Investor Relations” section of the Company’s website at www.pnfp.com.

Communications with Members of the Board

The Company’s Board has established procedures for the Company's shareholders to communicate with members of the Board.  Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 800, Nashville, Tennessee  37201.

Board Member Attendance at Annual Meeting

The Company encourages each member of the Board to attend the Annual Meeting of Shareholders.  All of the Company's directors who served on the Board at that time attended the 2011 Annual Meeting of Shareholders except Dr. Riley.

PROPOSAL #1:  ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty-five (25) directors, and shall be divided into three classes.

The terms for four (4) of the Company’s incumbent Class III directors expire at the Meeting.  These directors are Colleen Conway-Welch, Ed C. Loughry, Jr., Hal N. Pennington and M. Terry Turner. The nomination of directors Conway-Welch, Loughry, Pennington and Turner for their re-election to another three-year term has been recommended by the Nominating and Corporate Governance Committee and approved by the Board.  The Nominating and Corporate Governance Committee has determined that Dr. Conway-Welch and Messrs. Loughry and Pennington qualify as independent under the NASDAQ Listing Rules requiring that a majority of the Board meet required independence criteria.  There are four (4) directors whose terms expire at the 2013 annual meeting and four (4) directors whose terms expire at the 2014 annual meeting.  In each case, directors are elected until their respective successors are duly elected and qualified. At each annual meeting, one class of directors is elected for a three-year term.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees as listed.  Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board.

All of the Company's directors also currently serve as directors of the Bank.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES.

Nominees for Election to the Board

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions for Securities and Exchange Commission reporting companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Pinnacle Financial Partners, Inc.

- Page 10

Colleen Conway-Welch (67)	Director since February 28, 2000
Term to expire 2012

Dr. Conway-Welch is the dean and holds responsibilities as the chief executive officer of the Vanderbilt University School of Nursing, Nashville, Tennessee, a position she has held since 1984. Because of her international stature as a voice for the nursing profession, Dr. Conway-Welch has been previously called on to serve on President Reagan's 1988 Commission on HIV and the 1998 Congressional National Bipartisan Commission on the Future of Medicare, the 2002 Advisory Council to Secretary Thompson on Public Health Preparedness and the DHHS Center for Medicare and Medicaid’s Advisory Committee for Medicare Coverage, is an elected member of the Institute of Medicine of the National Academy of Science, and in 2007, was appointed by President Bush to the Board of Regents of the Uniformed Services University of the Health Sciences.

Dr. Conway-Welch currently serves as a director and chairperson of the Compliance Committee of RehabCare Group, Inc., a registered public company that provides rehabilitation services headquartered in St. Louis, Missouri, and formerly was a member of the board of directors and Compensation Committee of Caremark Rx, Inc., a registered public pharmacy benefits management company headquartered in Nashville, Tennessee prior to its 2007 acquisition by CVS Corporation. She currently serves on the board of directors and the audit committee of Ardent Health Systems, Inc., a hospital and managed care company headquartered in Nashville, Tennessee. Dr. Conway-Welch was a founder of the Company and an organizer of the Bank.

In her community role, she has served on and chaired the board of directors for the Nashville Symphony, chaired the "Report Card" Committee on Nashville Schools for the Nashville Area Chamber of Commerce and is a member of the Nashville Downtown Rotary. She also chaired the Middle Tennessee United Way annual campaign in 1999.  Additionally, Dr. Conway-Welch is a member of the board of directors of the Tennessee Performing Arts Center.

Dr. Conway-Welch brings to the Board the management experience and unique perspective gained from having served as the dean of the Vanderbilt University School of Nursing for over twenty-five years.  Her substantial knowledge of healthcare public policy matters, as well as her local and international reputation contributes to the overall leadership composition of the Board, and her prior and current service on the boards of directors of two other registered public companies gives her a deep understanding of the role of boards of directors.

Ed C. Loughry, Jr. (68)	Director since March 15, 2006
Term to expire 2012

Mr. Loughry served as Vice-Chairman of the Company until his retirement on December 31, 2007, a position he had held since March 15, 2006, following the merger between the Company and Cavalry. Mr. Loughry joined Cavalry Banking in 1968 and served as President and chief executive officer of Cavalry Banking from 1982 until its merger with Pinnacle National Bank in March 2006.  He also served as president and chief executive officer of Cavalry from its inception in 1998 until its merger with the Company in March 2006.

Mr. Loughry received his Bachelor of Science degree in finance from The University of Tennessee.

Mr. Loughry has served on the boards of directors of Middle Tennessee Medical Center, the Rutherford County Chamber of Commerce, the United Way, the Heart Fund, the Federal Home Loan Bank of Cincinnati, the Federal Reserve Bank of Atlanta (Nashville branch), the American Bankers Association board and the ABA Bank Pac board. He is past Chairman of the Tennessee Bankers Association. He also received the Leader in Banking Excellence award from the Tennessee Bankers Association. He is also currently serving on the Christy-Houston Foundation. He was selected Business Person of the Year in 1993 and Business Legend in 2000 by the Rutherford County Chamber of Commerce.

Pinnacle Financial Partners, Inc.

- Page 11

Mr. Loughry served as a director of Cavalry Banking from 1982 to 2006 and Cavalry, a registered public company, from 1998 to 2006.  He was the chairman of Cavalry’s Board from 1999 to 2006.

Mr. Loughry’s extensive banking experience, including having served as the President and a director of Cavalry, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company’s market area specifically.  His institutional knowledge of all operational aspects of Cavalry’s business prior to its merger with the Company and his experience as past chairman of the Tennessee Bankers Association are both valuable to the Board.

Hal N. Pennington (74)	Director since February 22, 2006
Term to expire 2012

Mr. Pennington was formerly the chairman of Genesco, Inc. (“Genesco”) until his retirement in April 2010.  Genesco, a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,000 retail stores in the United States and Canada.  Genesco is a registered public company whose stock trades on the NYSE.  Mr. Pennington became a member of Genesco’s board in November 1999, when he was named executive vice president and chief operating officer. He became president of Genesco in 2000, and was named chief executive officer in April 2002, a position he held until August 1, 2008.  He was named Chairman in October 2004.

Mr. Pennington received his Bachelor of Science degree in industrial management from Auburn University.

Actively involved in the community, he currently serves on the Cheekwood Board of Trustees. In addition, he has served in a variety of leadership roles with nonprofit organizations, including Leadership Nashville, Nashville Symphony Association, United Way of Metropolitan Nashville and the Boy Scouts of America, among others.

Mr. Pennington is an experienced business leader, having served as the chief executive officer of Genesco, a registered public company.  His experience as the chairman and chief executive officer of a registered public company offers the Board management experience, leadership capabilities, financial knowledge and business acumen.

M. Terry Turner (57)	Director since February 28, 2000
Term to expire 2012

Mr. Turner was one of the founders of the Company and an organizer of the Bank. Mr. Turner is President and Chief Executive Officer of the Company and the Bank, positions he has held since the Company's and Bank's organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor's degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank.  From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner's banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking and investment operations.

Pinnacle Financial Partners, Inc.

- Page 12

During Mr. Turner's tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, a member of the board of the Federal Reserve Bank of Atlanta (Nashville branch) and a member of the board of governors of the Nashville Chamber of Commerce.  Mr. Turner continues to serve on the board of Belmont University, and is an active member in the World President's Organization and is also a member of numerous local clubs and organizations including Leadership Nashville.

Mr. Turner’s extensive banking experience and his experience managing the day to day operations of the Company’s business provide the Board with knowledge and insight into the Company’s operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

The following directors serve as Class I and Class II directors and, accordingly, their terms will expire at the 2013 and 2014 Annual Meeting of Shareholders, respectively, and when their successors are duly elected and qualified.

Continuing Directors Until 2013 Meeting

Class I Directors:

Sue G. Atkinson (70)	Director since February 28, 2000
Term to expire 2013

Ms. Atkinson has been chairman of Atkinson PR of Nashville, Tennessee since 1986.  Ms. Atkinson was raised in Tennessee and educated at Vanderbilt University, where she received a bachelor's degree. She began her professional career as director of development for Nashville Public Television in 1971, serving until 1979. In 1979, she joined Holder Kennedy Public Relations of Nashville, and was president of that firm until founding her own public relations firm in 1986. In the area of public relations, Ms. Atkinson worked with First American Corporation from 1991 until 2000 (the year the Company was founded), and with Commerce Union/Sovran Bank/C&S Sovran from 1986 to 1991.  Ms. Atkinson currently serves on the board of directors of the Centennial Medical Center, the Music City Bowl, YWCA of Middle Tennessee, and Nashville Opera Association. She also serves on the Tennessee Higher Education Commission for the 5th Congressional District. Ms. Atkinson was one of the founders of the Company and an organizer of the Bank.

Ms. Atkinson has extensive experience in public relations matters, is an experienced businesswoman having owned her own public relations firm for over twenty years and is actively involved in a number of community activities in the Company’s market area.  Her extensive involvement in the Nashville community offers the Board insight into many of the Company’s key constituencies and her professional expertise aids the Board in assessing the advertising and public relations efforts of the Company.

Harold Gordon Bone (69)	Director since November 30, 2007
Term to expire 2013

Mr. Bone is a graduate of Cumberland University and the University of Tennessee. He also graduated from the University of Virginia’s consumer banking school. Since 1977, Mr. Bone has been a partner and licensed general contractor of B&B Enterprise and is also involved in numerous other business ventures. Mr. Bone served as a director of First Bank and Trust in Mt. Juliet, Tennessee until its 2000 merger with a large regional bank holding company. Since 1984, Mr. Bone has served on the board of Middle Tennessee Electric Membership Corporation ("MTEMC") where he currently serves as chairman. MTEMC is the largest electric cooperative in Tennessee and the sixth largest in the United States. Mr. Bone is also a vice-president of Community Progress Committee, Inc., a not-for-profit entity which owns and operates extended care facilities in Wilson County, Tennessee and other locations and focuses on healthcare and education issues. A lifetime member of the First Presbyterian Church in Lebanon, Tennessee, Mr. Bone has served as elder, deacon and trustee. Mr. Bone also serves on the Board of the Lebanon, Tennessee Breakfast Rotary Club, and as a Director of the Crohn’s and Colitis Foundation of America – Tennessee Chapter.

Pinnacle Financial Partners, Inc.

- Page 13

Prior to our acquisition of Mid-America on November 30, 2007, Mr. Bone served as director of Mid-America's subsidiary, Bank of the South, from 2001 and as a director of Mid-America from 2006.

Mr. Bone’s wide variety of business experience, ranging from construction and real estate development to healthcare and education and most recently public utilities, allows him to bring to the Board a broad understanding of a number of industries in which many of the Company’s clients operate.  His active involvement in a number of community activities in the Company’s Wilson County market, and his service on the Mid-America board of directors prior to the Company’s merger with Mid-America, allow him to contribute valuable insight to the Board on key developments in the Wilson County market.

Gregory L. Burns (55)	Director since June 17, 2001
Term to expire 2013

Mr. Burns is founder, President and chief executive officer of NeighborMD Management, LLC, a developer and operator of NeighborMD Urgent Care centers. The company was started in 2010.  Prior to his retirement on February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O’Charley’s Inc., a registered public restaurant company, headquartered in Nashville, Tennessee.  Mr. Burns joined O’Charley’s in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February, 1994. Prior to joining O’Charley’s, he served as chief financial officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse. Mr. Burns recently served as chairman of the board of directors for Nashville Sports Council, is a board member of the Nashville Alliance for Public Education Foundation and is a board member for Vanderbilt Ingram Cancer Center, and the University of Kentucky Business School Board of Advisors. His other civic activities have included serving as chair and board member of the American Cancer Society, as a board member of the Nashville Ballet, the Music City Bowl, the Nashville Symphony, as well as serving as a member of the Mayor of Nashville’s Tourism Working Group as a part of his involvement with the Chamber of Commerce.  Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.

Mr. Burns has extensive business experience having served as first the chief financial officer, and then the chief executive officer of O’Charley’s Inc., a registered public restaurant company.  He has a broad understanding of the financial, operational and strategic issues facing public companies and his accounting and financial expertise add to his qualifications.

Gary L. Scott (66)	Director since November 30, 2007
Term to expire 2013

Prior to our acquisition of Mid-America on November 30, 2007, Mr. Scott served as chief executive officer and chairman of the Board of Mid-America's subsidiary, PrimeTrust Bank, from 2001 and as chief executive officer and chairman of the Board of Mid-America from 2006. From November 30, 2007 until his retirement on October 31, 2008, Mr. Scott served as Area Chairman for the Company's operations in Dickson and Cheatham counties.

Mr. Scott began his banking career in 1971 eventually serving as chief executive officer and chairman of Cheatham State Bank and CSB Corporation until 1998. He served several terms on the board of the Tennessee Bankers Association and on the ABA’s Community Bankers Council. He is a past President of the Cheatham County Chamber of Commerce and is currently a director and treasurer of Leadership Middle Tennessee and serves on the executive committee of Cumberland Region Tomorrow, a regional planning organization. He has served on the boards of numerous civic organizations. He recently received the Leader of Business Excellence award from the Tennessee Bankers Association.

Pinnacle Financial Partners, Inc.

- Page 14

Mr. Scott’s extensive banking experience, including having served as the chief executive officer and chairman of Mid-America, a registered public company, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company’s market area specifically.  His institutional knowledge of all operational aspects of Mid-America’s business prior to its merger with the Company is also valuable to the Board.

Continuing Directors Until 2014 Meeting

Class II Directors:

James C. Cope (62)	Director since March 15, 2006
Term to expire 2014

Mr. Cope is a member in the law firm of Cope, Hudson, Reed & McCreary PLLC in Murfreesboro, Tennessee and has practiced law continuously in Murfreesboro, Tennessee since 1976.  Mr. Cope is a graduate of the University of Tennessee and received his Doctor of Jurisprudence degree from Vanderbilt University in 1974.   Mr. Cope serves as attorney for Rutherford County, Tennessee, the Middle Tennessee Electric Membership Corporation, the Consolidated Utility District of Rutherford County, the Murfreesboro Housing Authority, the Smyrna/Rutherford County Airport Authority and otherwise engages in a general practice of civil law. He is admitted to practice before the Sixth Circuit and Eleventh Circuit Courts of Federal Appeals and the Supreme Court of the United States of America.  He is a member of the American Bar Association and the Tennessee Bar Association.  He has served as a hearing officer appointed by the Supreme Court of the State of Tennessee for the Board of Professional Responsibility (1988-1993). He is past President of the Middle Tennessee State University Foundation and the Murfreesboro Rotary Club.  He also served on the board and was an initial class member of Leadership Rutherford.  In addition, he also served on the board of the YMCA of Rutherford County.

Prior to our acquisition of Cavalry on March 15, 2006, Mr. Cope served as a director of Cavalry’s subsidiary, Cavalry Banking, from 1992 and as a director of Cavalry, which was a registered public bank holding company headquartered in Murfreesboro, Tennessee, from 1998.

Mr. Cope’s over thirty years of legal practice in the Rutherford County, Tennessee area, during which he has represented a broad array of corporate and municipal clients, contribute to the breadth and depth of experience on the Board through the inclusion of a member with an understanding of a broad range of legal and regulatory matters.

William H. Huddleston, IV (48)	Director since March 15, 2006
Term to expire 2014

Mr. Huddleston, a professional engineer and registered land surveyor licensed in the State of Tennessee, has been the President of Huddleston-Steele Engineering, Inc., in Murfreesboro, Tennessee since 1994. Mr. Huddleston currently serves on the Middle Tennessee Medical Center board of directors, the City of Murfreesboro Construction Board of Adjustments and Appeals and the Webb School Board of Trustees. He is also a member of the Middle Tennessee State University Foundation Board of Trustees. He was formerly a member of the First United Methodist Church Finance and Special Gifts Committees, the Rutherford County Chamber of Commerce board of directors and Leadership Rutherford board of directors.

Prior to our acquisition of Cavalry on March 15, 2006, Mr. Huddleston had served as a director of Cavalry, a registered public company and its wholly-owned bank subsidiary Cavalry Banking since 1999.

Mr. Huddleston’s engineering background and extensive experience in the construction and land development industries in the Murfreesboro, Tennessee area provides the Board with an informed perspective of an industry in which the Company is an active lender.  His civic involvement in the Murfreesboro community also offers the Board insight into the business climate impacting many of the Company’s customers in that market.

Pinnacle Financial Partners, Inc.

- Page 15

Robert A. McCabe, Jr. (61)	Director since February 28, 2000
Term to expire 2014

Mr. McCabe was one of the founders of the Company and an organizer of the Bank. Mr. McCabe serves as Chairman of the Board of the Company and the Bank, positions he has held since the formation of the Company and the Bank. He began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976. From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985.  Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American’s east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American’s Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation. In March 1999, Mr. McCabe was appointed by First American to manage all banking and nonbanking operations, a position he held until First American’s merger with AmSouth Bancorporation in October 1999.

Mr. McCabe also serves as a director of Nashville Electric Service, a municipal electric distribution company and National Health Investors of Murfreesboro, Tennessee, a registered public healthcare real estate investment company. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc., a registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009.

Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President’s Organization, Chief Executives Organization, served as the immediate past Chairman of the Board of Trustees of The Ensworth School and is past chairman of Cheekwood Botanical Gardens and Museum of Art. He is also the past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership.

Mr. McCabe’s extensive banking and business development experience and his experience managing the day to day operations of the fee-based portion of the Company’s business provide the Board with knowledge and insight into the Company’s operations. Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

Dr. Wayne J. Riley (51)	Director since December 18, 2007
Term to expire 2014

Since January 2007, Dr. Riley has served as the 10th President and chief executive officer of Meharry Medical College in Nashville, Tennessee.  Prior to his appointment at Meharry, he was vice president and vice dean for health affairs and governmental relations and associate professor of medicine at Baylor College of Medicine and an adjunct professor of management at Rice University's Jesse H. Jones Graduate School of Business, Houston, Texas.

Dr. Riley holds a bachelor's degree from Yale University, a Master of Public Health (M.P.H.) degree in health systems management from Tulane University School of Public Health & Tropical Medicine and a Doctor of Medicine (M.D.) degree from Morehouse School of Medicine in Atlanta and holds an MBA from Rice University's Jesse H. Jones Graduate School of Business. Among his numerous professional achievements, he is a member of the Board of Regents of the American College of Physicians (ACP) - the 129,000 member national organization of internists - physicians who specialize in the prevention, detection and treatment of illnesses in adults. ACP is the largest medical-specialty organization and second-largest physician group in the United States. He has also been designated as a Master of the ACP, is a member of the Society of Medical Administrators composed of the nation's fifty leading physician executives and holds the academic rank of full Professor of Medicine at both Meharry and Vanderbilt University Schools of Medicine.

Pinnacle Financial Partners, Inc.

- Page 16

Dr. Riley's extensive civic and community involvement includes serving as a director of the Nashville Chamber of Commerce, the Nashville Symphony Association, the United Way of Metropolitan Nashville, Middle Tennessee Council Boy Scouts of America, American Cancer Society, Center for Non Profit Management, Cheekwood Museum and Botanical Gardens and Tennessee Independent Colleges and Universities. He is also a member of the Federal Reserve Bank of Atlanta's Labor, Education and Health Advisory Council and a director of Vertex Pharmaceuticals, a Cambridge, Massachusetts based registered public company, where he serves on the Nominating and Corporate Governance and Management Development and Compensation Committees and as of December 2011, a director of HCA Holdings, Inc., a registered public healthcare company based in Nashville, Tennessee, serving on the Audit and Compliance and Patient Safety and Quality Committees.

Dr. Riley’s medical background and the numerous leadership roles he has held in his field, including most recently serving as the president and chief executive officer of Meharry Medical College, as well as his extensive experience in healthcare public policy matters, add a unique perspective to the Board that was derived outside of the banking industry.

Meetings and Committees of the Board

During the fiscal year ended December 31, 2011, the Company’s Board held thirteen meetings. The Company’s governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nomination and Corporate Governance Committee to re-nominate them to their Board seat.  All incumbent directors attended at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2011.

In accordance with the Company’s Corporate Governance Guidelines or the Bylaws, the Company’s Board has established the committees described below. As of March 12, 2012, the members of each committee are the same for the Company and the Bank and are as identified below.

	Audit Committee	Community Affairs Committee	Human Resources & Compensation Committee	Directors Loan Committee	Nominating & Corporate Governance Committee	Trust Committee	Executive Committee
Atkinson		✓				✓
Bone
Burns	✓ (C)		✓	✓			✓
Cope			✓ (C)		✓		✓
Conway-Welch		✓ (C)					✓
Huddleston	✓	✓
Loughry				✓	✓ (C)	✓	✓
McCabe		✓		✓		✓	✓
Pennington			✓		✓	✓ (C)	✓
Riley	✓				✓
Scott		✓		✓ (C)
Turner				✓			✓(C)

(C) Chairman

Pinnacle Financial Partners, Inc.

- Page 17

EXECUTIVE COMMITTEE.  Under the Company’s Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters.  The independent directors of the Executive Committee are responsible for recommending to the full board the nominees for membership on the Company’s Nominating and Corporate Governance Committee.  The Executive Committee receives a quarterly report from the Company’s Enterprise-Wide Risk Management Committee.  This report, which is prepared by the Company’s Senior Risk Officer, addresses all major risk areas of the Company, including but not limited to Credit, Interest Rate, Liquidity, etc.  The Executive Committee recommends to the Board all major policies and procedures pertaining to loan policy.  Additionally, the Executive Committee has overall responsibility for asset liability management strategy of the Company and the Bank.  The Executive Committee held twelve meetings in 2011.

AUDIT COMMITTEE.  The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com. The Audit Committee’s charter provides that the Audit Committee shall consist of at least three members, all of whom shall be “independent.”  Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NASDAQ Listing Rules and as required by the rules and regulations of the Exchange Act, including Rule 10A-3 promulgated under the Exchange Act.  All members of the Audit Committee are independent within the NASDAQ Listing Rules as well as, Rule 10A-3 promulgated under the Exchange Act.  The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and statement of cash flows.  The Company believes that the members of the Audit Committee meet these requirements.  Additionally, the rules and the regulations of the Securities and Exchange Commission require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.  The Company's Board has determined that Gregory L. Burns is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and that he is “independent” as defined by the rules and regulations of the Securities and Exchange Commission.  The primary functions of the Audit Committee consist of:

•	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;

•	Approving the selection of internal and external independent auditors annually;

•
Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the Securities and Exchange Commission, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports; and

•
Preparing an audit committee report for inclusion in the Company’s proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company’s independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company’s annual report filed with the Securities and Exchange Commission.

Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company’s outside counsel may attend each meeting or portions thereof as required by the Audit Committee. The Audit Committee held nine meetings in 2011.

COMMUNITY AFFAIRS COMMITTEE.  The Community Affairs Committee evaluates overall community relations including public affairs and advertising. The Community Affairs Committee establishes the Bank’s community development program and assesses and works to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act.  Additionally, this committee oversees the Bank's corporate contribution program.  The Community Affairs Committee held four meetings in 2011.

Pinnacle Financial Partners, Inc.

- Page 18

DIRECTOR’S LOAN COMMITTEE.  The Director’s Loan Committee assists the Board in monitoring the credit activities of the Company, particularly with regard to troubled assets by reviewing and approving the Company’s action plans with respect to resolution of potential problem loans and nonperforming assets above a predetermined amount. The Director’s Loan Committee is also charged with approving the renewal of these troubled loans.   The Director’s Loan Committee held fourteen meetings in 2011.

    HUMAN RESOURCES AND COMPENSATION COMMITTEE.  The Human Resources and Compensation Committee’s responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com.

The Human Resources and Compensation Committee’s Charter provides that the Human Resources and Compensation Committee shall consist of at least three members, all of whom shall be “independent.”  Members of the Human Resources and Compensation Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Listing Rules.  All members of the Human Resources and Compensation Committee are independent in accordance with the Human Resources and Compensation Committee Charter.

The Human Resources and Compensation Committee establishes or approves all policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company’s 401(k) plan and employee stock incentive plans.  Additionally, this committee evaluates and establishes the compensation of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer, the compensation for which is described in the Summary Compensation Table below (the “Named Executive Officers”).  The Human Resources and Compensation Committee also reviews the compensation of the other members of the Company’s Leadership Team and establishes the compensation for the directors.  The Human Resources and Compensation Committee receives recommendations from the Chief Executive Officer and the senior human resources officer in connection with the determination concerning executive compensation.  The Human Resources and Compensation Committee has engaged compensation consultants, which commencing in late 2010, were McLagan Partners Inc. (“McLagan”) for assistance in carrying out its responsibilities.  The Human Resources and Compensation Committee also approves the Company’s annual compensation discussion and analysis included in this proxy statement.  The Human Resources and Compensation Committee held seven meetings in 2011.

Additionally, because the Company is participating in the CPP established by the Treasury under the EESA, the Human Resources and Compensation Committee has additional responsibilities under the EESA, as amended by the America Recovery and Reinvestment Act of 2009 (the “ARRA”).  Those additional responsibilities include the following:

●
discussing, evaluating and reviewing, at least every six months, with the Company’s Senior Risk Officer, the Company’s senior executive officer compensation plans and employee compensation plans and the risks these plans pose to the Company;

●
identifying and limiting the features in the Company’s senior executive officer compensation plans that could lead the Company’s senior executive officers to take unnecessary and excessive risks that could threaten the value of the Company;

Pinnacle Financial Partners, Inc.

- Page 19

●
identifying and limiting any features in the Company’s employee compensation plans that pose risks to the Company to ensure that the Company is not unnecessarily exposed to risks, including any features in these senior executive officer compensation plans or employee compensation plans that would encourage behavior focused on short-term results rather than long-term value creation;

●
discussing, evaluating and reviewing, at least every six months, the terms of each Company employee compensation plan and identifying and eliminating the features in these plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

●	providing annually a narrative description of how the committee limited the risk encouraging features in the senior executive officer compensation plans and employee compensation plans; and

●	certifying annually that the committee has completed its review of the senior executive officer compensation plans and employee compensation plans required under the EESA.

Compensation decisions for the Company’s Named Executive Officers are made by the Human Resources and Compensation Committee.  In carrying out their duties, the Human Resources and Compensation Committee considers many factors, including the ongoing performance of the Company, advice received from third party consultants and results of shareholder votes on “Say on Pay” and other similar votes.

In October 2010, the Human Resources and Compensation Committee selected McLagan as the Company’s consultant for executive and director compensation matters for the fiscal year ended December 31, 2011. The McLagan consultant who performed these services reported directly to the Human Resources and Compensation Committee chair. The Human Resources and Compensation Committee has established procedures that it considers adequate to ensure that McLagan's advice to the Human Resources and Compensation Committee remains objective and is not influenced by the Company's management. These procedures include:

●	a direct reporting relationship of the McLagan consultant to the Human Resources and Compensation Committee;
●	provisions in the Human Resources and Compensation Committee's engagement letter with McLagan specifying the information, data, and recommendations that can and cannot be shared with management;
●
an annual update to the Human Resources and Compensation Committee on McLagan's financial relationship with the Company, including a summary of the work performed for the Human Resources and Compensation Committee during the preceding 12 months; and

●
written assurances from McLagan that, within the McLagan organization, the McLagan consultant who performs services for the Human Resources and Compensation Committee has a reporting relationship and compensation determined separately from any other McLagan line of business.

McLagan also assists the Human Resources and Compensation Committee in establishing compensation for the independent directors of the Board.

The agenda for meetings of the Human Resources and Compensation Committee is determined by its Chairman with the assistance of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer.  Human Resources and Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2011, the Human Resources and Compensation Committee met in executive session. The Human Resources and Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s human resources department support the Human Resources and Compensation Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under the Human Resources and Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Human Resources and Compensation Committee reviews the total fees paid to outside compensation consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

Pinnacle Financial Partners, Inc.

- Page 20

 NOMINATING AND CORPORATE GOVERNANCE COMMITTEE:  The Nominating and Corporate Governance Committee’s responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com.

 The Nominating and Corporate Governance Committee’s Charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be “independent.”  Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Listing Rules.  All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.

  The Nominating and Corporate Governance Committee is also responsible for recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board.  As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee shall follow in evaluating director candidates, including candidates submitted by the Company’s shareholders.  The Nominating and Corporate Governance Committee recommends nominees to the Board for approval and election for inclusion in the proxy statement.  The Nominating and Corporate Governance Committee held three meetings in 2011.

Director Compensation

For 2011, non-employee directors received a $10,000 annual cash retainer which was paid in quarterly installments and $1,500 for each Board and committee meeting attended.  In addition, each committee chairperson received a quarterly fee as follows:  Audit Committee – $2,500 per quarter; Community Affairs Committee – $1,250 per quarter; Directors Loan Committee – $1,250 per quarter; Nominating and Corporate Governance Committee –  $1,500 per quarter; and Human Resources and Compensation Committee – $1,875 per quarter.    Additionally, on February 28, 2011 each non-employee director was granted as a retainer a restricted stock award of 1,253 shares of Company Common Stock with a value of approximately $20,000 as of the date of the award.  The restrictions on these shares lapsed on the one year anniversary date of the award as all directors to whom awards were granted attended at least 75% of their assigned board and committee meetings between March 1, 2011 and the vesting date (February 29, 2012).

In addition to their compensation for attending Board and committee meetings, their cash retainers and their equity awards, Messrs. Loughry and Cope also received payments totaling $80,976 and $30,000, respectively, in 2011 pursuant to the terms of nonqualified, noncontributory supplemental retirement agreements between the director and Cavalry (the “Cavalry SRAs”) that were assumed by the Company in connection with its acquisition of Cavalry.  Pursuant to the Cavalry SRAs, Mr. Cope and Mr. Loughry are entitled to receive equal installment payments over a period of 15 years following retirement or having achieved retirement age equal to the value of the accumulated gains on single premium life insurance policies on the life of each director that are owned by the Company and for which the Company is the beneficiary.  Mr. Cope and Mr. Loughry are also entitled to receive any annual gains that accrue to the Company on these policies after his retirement.

Pinnacle Financial Partners, Inc.

- Page 21

In addition to their compensation for attending Board and committee meetings, their cash retainers and their equity awards, Mr. Scott and Mr. David Major, who served as a director until April 19, 2011, both also received payments of $70,000, respectively, pursuant to the terms of business protection agreements that each director had entered into with Mid-America prior to its merger with the Company.  Under the terms of these agreements, which were originally assumed by the Company in connection with its merger with Mid-America and extended for twelve additional months in accordance with their terms in August 2010, Mr. Scott and Mr. Major each had agreed that he would not actively participate or engage directly or indirectly in a competing business in the Nashville-Davidson-Murfreesboro-Franklin metropolitan statistical area (the “Nashville MSA”) and the counties contiguous to the Nashville MSA until the earlier of (1) his voluntary retirement after reaching age 65; (2) a transaction in which the Company is acquired; (3) August 31, 2011; or (4) the date that the Company terminates the agreement. In exchange for this agreement not to compete, Mr. Scott and Mr. Major each was entitled to receive monthly payments equal to $10,000 until the occurrence of one of these termination events.

Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board.  Additionally, directors do not receive separate compensation for serving on the Bank’s Board.

Pinnacle Financial Partners, Inc.

- Page 22

The following table sets forth the compensation of the Company’s current and former directors for services rendered during 2011:

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(k)
Name	Fees Earned or Paid in Cash	Stock Awards – Grant Date Fair Value (2)	Option Awards - Grant Date Fair Value (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Current Directors:
Sue G. Atkinson	$41,125	$20,000	—	—	—	—		$61,125
Harold Gordon Bone	$44,125	$20,000	—	—	—	—		$64,125
Gregory L. Burns	$75,125	$20,000	—	—	—	—		$95,125
Colleen Conway-Welch	$56,125	$20,000	—	—	—	—		$76,125
James C. Cope	$70,750	$20,000	—	—	—	$30,000	(4)	$120,750
William H. Huddleston, IV	$47,125	$20,000	—	—	—	—		$67,125
Ed C. Loughry, Jr.(5)	$64,125	$20,000	—	—	—	$80,976	(4)	$165,101
Robert A. McCabe, Jr.(1)	—	—	—	—	—	—		—
Hal N. Pennington	$60,375	$20,000	—	—	—	—		$80,375
Wayne J. Riley, M.D.	$42,625	$20,000	—	—	—	—		$62,625
Gary L. Scott	$60,250	$20,000	—	—	—	$70,000	(5)	$150,250
M. Terry Turner(1)	—	—	—	—	—	—		—

Former Directors:
Clay T. Jackson(6)	$1,500	—	—	—	—	—		$1,500
David Major (7)	$15,750	—	—	—	—	$70,000	(5)	$85,750
Dale W. Polley((8)	$46,875	—	—	—	—	—		$46,875

(1)	Messrs. McCabe and Turner were employees of the Company and, thus did not receive any compensation for serving as a director in 2011.
(2)
All non-employee directors were awarded a restricted share award in 2011 of 1,253 shares of Company Common Stock.  The amounts in the column captioned “Stock Awards” reflects the grant date fair value for the award calculated in accordance with ASC Topic 718.  For a description of the assumptions used by the Company in valuing these awards please see "Note 15.  Stock Options, Stock Appreciation Rights, and Restricted Shares" to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission on March 2, 2012.  The restrictions on these shares lapsed based on meeting minimum meeting attendance requirements for each director on February 29, 2012.

(3)
At December 31, 2011, Mr. Loughry, who retired as an employee of the Company in 2007, and Mr. Bone were the Company’s only non-employee directors that held options to purchase any shares of the Company’s Common Stock. At that date, Mr. Loughry held options to acquire 10,000 shares of the Company’s Common Stock and Mr. Bone held options to acquire 1,862 shares of the Company’s Common Stock. On January 18, 2008, the Human Resources and Compensation Committee approved an amendment to option grants made to Mr. Loughry on March 15, 2006 and January 19, 2007.  These amendments extend the time within which Mr. Loughry must exercise his options following his December 31, 2007 retirement as an employee and allow for the continued vesting of these options until such time as he ceases to serve as a director of the Company.

(4)
Mr. Cope and Mr. Loughry were former board members of Cavalry.  Cavalry provided a nonqualified, noncontributory supplemental retirement plan for its directors.  In 2006, the Company acquired Cavalry and assumed this liability.  The amounts above reflect the payments to Mr. Cope and Mr. Loughry related to this matter in 2011.

(5)
In connection with the Company’s acquisition of Mid-America Bancshares, Mr. Scott and Mr. Major received a monthly payment in 2011 in accordance with business protection agreement between the Company and both Mr. Scott and Mr. Major.  This agreement expired during 2011.

(6)	Mr. Jackson served as a director until January 6, 2011.
(7)	Mr. Major served as a director until April 19, 2011.
(8)	Mr. Polley served as a director until August 12, 2011.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES

* * * * *

Pinnacle Financial Partners, Inc.

- Page 23

PROPOSAL # 2: AMENDMENT AND RESTATEMENT OF THE
PINNACLE FINANCIAL PARTNERS, INC.  2004 EQUITY INCENTIVE PLAN

The Company’s 2004 Equity Incentive Plan (the “2004 Plan”) was originally adopted by the Company’s shareholders on April 20, 2004 and was subsequently amended on March 14, 2005, April 14, 2006, September 19, 2006, November 27, 2007 and April 21, 2009.

On February 21, 2012, the Human Resources and Compensation Committee recommended to the Board, and the Board subsequently approved, the amendment and restatement of the 2004 Plan (as amended and restated, the “Amended and Restated Equity Incentive Plan”), subject to shareholder approval. This amendment and restatement of the 2004 Plan proposal is to address the following matters:

(i)	Increase the maximum number of shares of common stock that may be issued under the 2004 Plan by 500,000,
(ii)
Expand the prohibition on option repricing without shareholder approval to include stock appreciation rights, or SARs, and clarify that the prohibition also applies to canceling an option or SAR and issuing cash, another award, or a substitute option or SAR with a lower exercise or grant price, as applicable,

(iii)	Clarify that the grant prices of a SAR may not be less than 100% of the fair market value of the shares with respect to which the SAR is granted on the date of grant of such SAR,
(iv)
Clarify that the performance measures pursuant to which performance-based awards may be granted under the Amended and Restated Equity Incentive Plan for purposes of Section 162(m) of the Code may include a variety of asset quality ratios;

(v)
Add to such performance measures net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends and soundness targets; and

(vi)	Extend the term of the 2004 Plan to April 20, 2016.

Based in part upon the recommendation of the Human Resources and Compensation Committee, the Board believes that the approval of the Amended and Restated Equity Incentive Plan, including the increase in the authorized shares available for issuance thereunder is necessary to provide the Board with the flexibility to continue the Company's historical practice of awarding equity incentives to a broad based group of the Company's associates. In addition, the Board believes that the additional limitations with respect to SARs and options reflected in the Amended and Restated Equity Incentive Plan are consistent with emerging best corporate practices. Lastly, the Board believes that clarification and modification of the performance goals reflected in the Amended and Restated Equity Incentive Plan better align the goals of the Company’s associates with those considered by management when evaluating the Company’s performance as a whole and management’s current objectives.

The following table provides the number of awards outstanding and the number of shares available for future grant under all the Company’s equity incentive plans with remaining share availability as of February 24, 2012:

Number of stock options outstanding	1,400,933
Weighted average exercise price	$22.80
Weighted average term (in years)	3.9

Number of full-value restricted stock awards outstanding	954,496

Total number of shares remaining for future grant	301,083
2004 Equity Incentive Plan	229,327	(*)
Mid-America Bancshares, Inc. 2006 Equity Incentive Plan	71,756

Common shares outstanding	34,620,381

(*) Excludes impact of Proposal #2 – additional 500,000 share allocation to the 2004 Equity Incentive Plan

Pinnacle Financial Partners, Inc.

- Page 24

The Amended and Restated Equity Incentive Plan increases the number of shares of Common Stock which may be issued under the 2004 Plan by 500,000 shares or 1.44% of the 34,620,381 shares of Common Stock outstanding on February 24, 2012.  When these additional shares are added to the 229,327 shares of Common Stock reserved, but not yet issued, under the 2004 Plan and the 71,756 shares of Common Stock reserved, but not yet issued, under the Mid-America Bancshares, Inc. 2006 Equity Incentive Plan (which shares may only be issued to employees of the Company or its affiliates that were employees of Mid-America or its affiliates at the time of the Company’s and Mid-America’s merger) the total number of shares available for new awards under the Amended and Restated Equity Incentive Plan would be 729,327 or 801,083 when combined with the Mid-America plan in each case as of February 24, 2012 (and after giving effect to this proposal). These 801,083 shares represent 2.3% of the Company’s total outstanding shares of Common Stock as of that date.  As of February 24, 2012, there were 2,355,429 shares of Common Stock issuable upon vesting of restricted share units or exercise of options, stock appreciation rights or subject to forfeiture in the case of restricted shares under the 2004 Plan, the Company’s 2000 Stock Incentive Plan (the “2000 Plan”) and the various plans that the Company has assumed in connection with its acquisitions of Cavalry and Mid-America (the “Assumed Plans”).  Since inception (or in the case of the Assumed Plans , since March 15, 2000, in the case of Cavalry and November 30, 2007, in the case of Mid-America) and through February 24, 2012, 1,037,001 shares (adjusted for subsequent stock splits) have been acquired by employees under the 2004 Plan, the 2000 Plan and the Assumed Plans.  Additionally, 1,380,461 shares have been issued as restricted stock to associates, executive officers and directors.

The Company believes that the additional allocation of 500,000 shares should provide share reserves for the future equity compensation needs for the associates and directors of the Company through December 2015.  This anticipated duration is based on numerous significant assumptions including the anticipated market value of the Company’s common stock, anticipated associate forfeitures based on projected termination trends and performance as well as future issuances of equity awards in a manner consistent with prior periods.  As a result, actual issuances could be materially different from these estimates.  The Committee does not currently anticipate the issuance of any future stock option grants at this time as all future equity awards will likely be in the form of restricted share awards or restricted stock units.

Equity-based compensation advances the interest of the Company by encouraging, and providing for, the acquisition of equity interest in the Company by all of the Company’s associates, thereby providing substantial motivation for superior performance and aligning their interest with shareholders of the Company. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, and to continue its practice of attracting and retaining experienced client-contact associates, the Board proposes the adoption, subject to shareholder approval, of the Amended and Restated Equity Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 500,000 shares. The Board believes that shareholder approval of this proposal is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified associates at all levels of the Company through the use of stock incentives.

Two measurements that are considered meaningful by some shareholders in consideration of proposals to increase the number of shares available for issuance under an equity incentive plan are “overhang ratios” and “equity award burn rates.”  The overhang ratio is the ratio of all common stock of a company that is reserved for issuance pursuant to an equity based plan to total outstanding common stock plus the impact of the issued equity based awards.  The Company’s overhang ratio has ranged between 6.5% and 19.8% since inception.  Should the proposed amendment be approved by the Company’s shareholders, the overhang ratio would approximate 7.8% which is consistent with prior periods.

An analysis of the Company’s overhang ratio as of each December 31 for the years 2000 through 2011 follows:

Pinnacle Financial Partners, Inc.

- Page 25

(*) 2011 includes impact of additional allocation of 500,000 shares as contemplated by this proposal.  Excluding the 500,000 additional allocation from the 2011 calculation would have resulted in an overhang ratio of 6.5%

A company’s burn rate is computed by dividing the number of stock option grants plus an additional component for the impact of restricted share awards during any particular period by the number of outstanding shares of common stock at the end of the period.  Thus a higher burn rate would be indicative of an increased number of equity awards being granted to employees and/or directors.  The result is usually compared to industry data, particularly data furnished by various shareholder services groups.  For restricted share awards, companies typically multiply the number of restricted shares awarded by a factor greater than one so that the restricted share awards can be aggregated with any stock option grants so that the end result is increased for the implied increased value of the restricted share award.  Accordingly, the Company has multiplied the number of restricted share award in years prior to 2008 by a factor of two, such that every one restricted share award would equal two stock option grants for purposes of calculating the Company's burn rate for those periods prior to 2008.  Based on information from a leading shareholder services group, the Company increased the restricted share factor to 2.5 for awards granted in and after 2009. As a result, the Company’s burn rate for the year ended December 31, 2011, was 2.3%.

An analysis of the Company’s overhang ratio as of each December 31 for the years 2000 through 2011 follows:

The Company believes that its burn rate for 2012 should be less than its burn rate for 2011 even with the adoption of Proposal #2.

Pinnacle Financial Partners, Inc.

- Page 26

Summary of Material Provisions of the Amended and Restated Equity Incentive Plan

The purpose of the Amended and Restated Equity Incentive Plan is to promote the interests of the Company and its shareholders by, among other things:

●	Attracting and retaining associates through the utilization of broad-based incentive plans such as the Amended and Restated Equity Incentive Plan;

●	Motivating such individuals by means of performance-related incentives to achieve long-range performance goals;

●	Enabling such individuals to participate in the long-term growth and financial success of the Company;

●	Encouraging ownership of stock in the Company by such individuals; and

●	Linking their compensation to the long-term interests of the Company and its shareholders.

Because awards under the Amended and Restated Equity Incentive Plan are at the discretion of the Human Resources and Compensation Committee, the benefits that will be awarded under the Amended and Restated Equity Incentive Plan to the Company’s Named Executive Officers (as identified below) or the Company’s other executive officers cannot be determined at this time.

To date, the Company has awarded stock options, restricted shares and restricted share units pursuant to the 2004 Plan under a broad-based framework whereby all employees have received awards. The Company wishes to continue these broad-based awards and the Human Resources and Compensation Committee believes the structure of the Amended and Restated Equity Incentive Plan is appropriate for that purpose. The proposed Amended and Restated Equity Incentive Plan provides a flexible solution to the Human Resources and Compensation Committee for long-term incentives to employees including stock options, stock appreciation rights, restricted shares and units, and performance shares and units.

As described in more detail below, the Amended and Restated Equity Incentive Plan modifies the 2004 Plan as follows:

●	Increases the maximum number of shares of common stock that may be issued under the 2004 Plan by 500,000;

●
Expands the prohibition on option repricing without shareholder approval to include stock appreciation rights, or SARs, and clarify that the prohibition also applies to canceling an option or SAR and issuing cash, another award, or a substitute option or SAR with a lower exercise or grant price, as applicable;

●	Clarifies that the grant price of a SAR may not be less than 100% of the fair market value of the shares with respect to which the SAR is granted on the date of grant of such SAR;

●
Clarifies that the performance measures pursuant to which performance-based awards may be granted under the Amended and Restated Equity Incentive Plan for purposes of Section 162(m) of the Code may include a variety of asset quality ratios;

●
Adds to such performance measures net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends and soundness targets; and

●	Extends the term of the 2004 Plan to April 20, 2016.

The following is a brief summary of the principal features of the Amended and Restated Equity Incentive Plan, which is qualified in its entirety by reference to the Amended and Restated Equity Incentive Plan itself, a copy of which is attached as Appendix A hereto.

Pinnacle Financial Partners, Inc.

- Page 27

Shares Available for Awards under the Amended and Restated Equity Incentive Plan

 Under the Amended and Restated Equity Incentive Plan, awards may be made in Common Stock. Subject to adjustment as provided by the terms of the Amended and Restated Equity Incentive Plan, the maximum number of shares of Common Stock with respect to which awards may be granted under the Amended and Restated Equity Incentive Plan is 3,156,512 (which includes 2,355,429 shares subject to awards outstanding as of the date hereof).

 Shares of Common Stock subject to an award under the Amended and Restated Equity Incentive Plan or the 2000 Plan that are cancelled, expire unexercised, forfeited, settled in cash or otherwise terminated without a delivery of shares of Common Stock to the participant, including, with respect to the Amended and Restated Equity Incentive Plan, shares of Common Stock withheld or surrendered in payment of any exercise or purchase price of an award or taxes relating to an award, remain available for awards under the Amended and Restated Equity Incentive Plan. Shares of Common Stock issued under the Amended and Restated Equity Incentive Plan may be either newly issued shares or shares which have been reacquired by the Company. Shares issued by the Company as substitute awards granted solely in assumption of outstanding awards previously granted by a company acquired by the Company or with which the Company combines (“Substitute Awards”) do not reduce the number of shares available for awards under the Amended and Restated Equity Incentive Plan.

In addition, the Amended and Restated Equity Incentive Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under these limitations, no single participant may receive options or SARs in any calendar year that relate to more than 50,000 shares of Common Stock, subject to adjustment in certain circumstances.

With certain limitations, awards made under the Amended and Restated Equity Incentive Plan may be adjusted by the Human Resources and Compensation Committee in an equitable and proportionate manner to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Amended and Restated Equity Incentive Plan in the event of any stock dividend, reorganization, recapitalization, stock split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting the Company.

 Eligibility and Administration

 Associates and directors of the Company or its subsidiaries or affiliates are eligible to be granted awards under the Amended and Restated Equity Incentive Plan. The Human Resources and Compensation Committee administers the Amended and Restated Equity Incentive Plan and is to be composed of not less than two non-employee directors, each of whom is a “non-employee director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder and an “outside director” within the meaning of Section 162(m) and the regulations promulgated under the Code. Subject to the terms of the Amended and Restated Equity Incentive Plan, the Human Resources and Compensation Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the Amended and Restated Equity Incentive Plan, and make all other determinations which may be necessary or desirable for the administration of the Amended and Restated Equity Incentive Plan.

Stock Options and Stock Appreciation Rights

The Human Resources and Compensation Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Human Resources and Compensation Committee may specify the terms of such grants subject to the terms of the Amended and Restated Equity Incentive Plan. The Human Resources and Compensation Committee is also authorized to grant stock appreciation rights, or SARs, either with or without a related option, which SARs may be settled in cash or Common Stock, as the Human Resources and Compensation Committee may determine. The exercise or grant price per share subject to an option or SAR may not be less than the fair market value of a share of Common Stock on the date of the grant, except in the case of Substitute Awards. In addition, the Amended and Restated Equity Incentive Plan prohibits amending the terms of a previously granted option or SAR to reduce the exercise or grant price, as applicable, or canceling an option or SAR and issuing cash, another award or a substitute option or SAR with a lower exercise or grant price, as applicable. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Human Resources and Compensation Committee, except that no option or tandem SAR relating to an option may have a term exceeding ten years. Incentive stock options or tandem SARs related thereto that are granted to holders of more than ten percent of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

Pinnacle Financial Partners, Inc.

- Page 28

 Restricted Shares and Restricted Share Units

The Human Resources and Compensation Committee is authorized to grant restricted shares of Common Stock and restricted share units. Restricted shares are shares of Common Stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Human Resources and Compensation Committee in the award agreement. A participant granted restricted shares of Common Stock generally has most of the rights of a shareholder of the Company with respect to the restricted shares, including the right to receive dividends, if any, and the right to vote such shares. Except as provided in the Amended and Restated Equity Incentive Plan, none of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each restricted share unit has a value equal to the fair market value of a share of Common Stock on the date of grant. The Human Resources and Compensation Committee determines, in its sole discretion, the restrictions applicable to the restricted share units. A participant will be credited with dividend equivalents on any vested restricted share units at the time of any payment of dividends to shareholders on shares of Common Stock. Except as determined otherwise by the Human Resources and Compensation Committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.

Performance Share and Performance Unit Awards

A performance share award consists of a right to receive shares of Common Stock upon the achievement of certain performance goals during certain performance periods as established by the Human Resources and Compensation Committee, and payable at such time as the Human Resources and Compensation Committee shall determine. Performance share awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Human Resources and Compensation Committee. Absent a determination by the Human Resources and Compensation Committee to the contrary, a participant’s rights to any performance share award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

A performance unit award consists of a right that is (1) denominated in cash, (2) valued, as determined by the Human Resources and Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Human Resources and Compensation Committee shall establish, and (3) payable at such time and in such form as the Human Resources and Compensation Committee shall determine. Performance unit awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Human Resources and Compensation Committee. Absent a determination by the Human Resources and Compensation Committee to the contrary, a participant’s rights to any performance unit award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

Performance share and performance unit awards are subject to certain specific terms and conditions under the Amended and Restated Equity Incentive Plan. Performance goals will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units or divisions:

Pinnacle Financial Partners, Inc.

- Page 29

●	earnings or book value per share;
●	net income;
●	return on equity, assets, capital, capital employed or investment;
●	earnings before interest, taxes, depreciation and/or amortization;
●	operating income or profit;
●	operating efficiencies;
●
asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan losses, the ratio of nonperforming loans and/or past due loans greater than 90 days and non-accrual loans to total loans, the ratio of non-accrual loans to total loans, or the ratio of net charge-offs to average loans or other similar asset quality measures;

●	allowance for loan losses;
●	net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends
●	cash flow(s);
●	total revenues or revenues per employee;
●	stock price or total shareholder return;
●	growth in deposits;
●	dividends;
●
strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and goals relating to acquisitions or divestitures; or

●	any combination thereof;

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets.

To the extent necessary to comply with Section 162(m), with respect to grants of performance share, performance unit and other performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Human Resources and Compensation Committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each covered officer for such performance period. Following the completion of each performance period, the Human Resources and Compensation Committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to covered officers for such performance period. In determining the amount earned by a covered officer for a given performance period, subject to any applicable award agreement, the Human Resources and Compensation Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Human Resources and Compensation Committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any covered officer, the maximum number of shares in respect of which all performance awards may be granted under the Amended and Restated Equity Incentive Plan in each year of the performance period is 50,000 and the maximum amount of any award settled in cash is $1,000,000 in each year of the performance period.

Other Stock-Based Awards

The Human Resources and Compensation Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of the Company Common Stock. The Human Resources and Compensation Committee will determine the terms and conditions of these awards, consistent with the terms of the Amended and Restated Equity Incentive Plan.

Pinnacle Financial Partners, Inc.

- Page 30

 Termination of Employment

The Human Resources and Compensation Committee will determine the terms and conditions that apply to any award upon a Termination of Service (as defined in the Amended and Restated Equity Incentive Plan) with the Company, its subsidiaries and affiliates, and provide these terms in the applicable award agreement or in its rules or regulations.

Change in Control

All outstanding awards vest, become immediately exercisable or payable or have all restrictions lifted immediately upon a Change in Control (as defined in the Amended and Restated Equity Incentive Plan) but only if, and to the extent, determined by the Human Resources and Compensation Committee.

Amendment and Termination

The Company’s Board may amend, alter, suspend, discontinue or terminate the Amended and Restated Equity Incentive Plan or any portion of the Amended and Restated Equity Incentive Plan at any time, except that shareholder approval must be obtained for any of these actions if the approval is necessary to comply with any tax or regulatory requirement with which the board deems it desirable or necessary to comply. The Human Resources and Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. The Human Resources and Compensation Committee does not have the power, however, to amend the terms of previously granted options or SARs to reduce the exercise price per share subject to an option or the grant price per unit subject to a SAR or to cancel any options or SARs and grant substitute options, SARs or other awards with a lower exercise or grant price per share than the cancelled options or SARs. The Human Resources and Compensation Committee also may not adversely affect the rights of any award holder without the award holder’s consent.

Other Terms of Awards

The Company may take action, including the withholding of amounts from any award made under the Amended and Restated Equity Incentive Plan, to satisfy withholding and other tax obligations. The Human Resources and Compensation Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Awards granted under the Amended and Restated Equity Incentive Plan generally may not be pledged or otherwise encumbered or transferred except (1) by will or by the laws of descent and distribution; (2) to a member of the participant’s immediate family or a trust for the benefit of an immediate family member; (3) to a partnership of which the only partners are members of the participant’s immediate family; or (4) as permitted by the Human Resources and Compensation Committee in its discretion. Incentive stock options may not be pledged or otherwise encumbered or transferred except by will or by the laws of descent and distribution.

 Certain Federal Income Tax Consequences

The following is a brief description of the current federal income tax consequences generally arising with respect to awards under the Amended and Restated Equity Incentive Plan.

Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a reload option, a SAR, a restricted share award, a performance share award or a performance unit award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of Common Stock acquired on the date of exercise.

Pinnacle Financial Partners, Inc.

- Page 31

If a participant sells shares of Common Stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of Common Stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of Common Stock), and (ii) the exercise price. Otherwise, a participant's disposition of shares of Common Stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares of Common Stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of Common Stock for the incentive stock option holding periods prior to disposition of the shares.

Similarly, the exercise of a SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise. The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a SAR. Upon a grant of restricted stock or performance shares, the participant will recognize ordinary income on the fair market value of the Common Stock at the time such shares of become vested as a result of the restrictions lapsing with respect to restricted shares or the achievement of the performance goals with respect to performance shares unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any Common Stock acquired through the exercise of a SAR or restricted share award. For this purpose, the participant's basis in the Common Stock is its fair market value at the time the SAR is exercised or the restricted share becomes vested (or is granted, if an election under Section 83(b) is made).

Payments made under performance awards settled in cash are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to the participant.

Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains deductible by the company that pays it. Under the Incentive Plan, options granted with an exercise price at least equal to 100% of fair market value of the underlying shares at the date of grant will be, and awards which are conditioned upon achievement of performance goals may be, intended to qualify as such “performance-based” compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the Incentive Plan will be fully deductible under all circumstances.

As a result of the Company’s participation in the CPP, the Section 162(m) deduction limit applicable to the Company has been reduced from $1,000,000 to $500,000 during the time that the Treasury holds debt or equity securities issued by the Company in connection with the CPP.  In addition to this reduction in the deduction limit, performance based compensation is no longer excluded from the deduction limit during the period that the Treasury holds debt or equity securities issued by the Company in connection with the CPP.  As such, the compensation expense for performance awards granted under the Amended and Restated Equity Incentive Plan prior to the Company’s sale of preferred stock to the Treasury on December 12, 2008 that had not yet vested as of that date and performance awards issued after that date will not be excluded from the $500,000 deduction limit for so long as the Treasury owns debt or equity securities issued by the Company.  Notwithstanding the fact that compensation expense associated with these performance awards will not be excluded from the deduction limit during the period that Treasury holds debt or equity securities issued by the Company, the Company intends to continue to seek to qualify these awards as performance-based compensation under Section 162(m) such that the compensation expense associated with these awards will be excluded from the deduction limit after Treasury no longer holds any debt or equity securities issued by the Company in the capital purchase program.

Pinnacle Financial Partners, Inc.

- Page 32

The foregoing discussion is general in nature and is not intended to be a complete description of the federal income tax consequences of the Amended and Restated Equity Incentive Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Amended and Restated Equity Incentive Plan are urged to consult a tax advisor as to the tax consequences of participation.

The Amended and Restated Equity Incentive Plan is not intended to be a "qualified plan" under Section 401(a) of the Code.  The following table summarizes information concerning Pinnacle’s equity compensation plans at December 31, 2011:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders:
2000 Stock Incentive Plan	382,234	$21.41	-
2004 Equity Incentive Plan	1,027,779	21.41	442,062
1999 Cavalry Bancorp, Inc. Stock Option Plan	3,401	13.68	-
Bank of the South 2001 Stock Option Plan	35,587	17.99	-
PrimeTrust Bank 2001 Statutory-Non-Statutory Stock Option Plan	651	7.52	-
PrimeTrust Bank 2005 Statutory-Non-Statutory Stock Option Plan	54,221	12.89	-
Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan	77,165	16.42	88,873
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	1,581,038	$20.81	530,935

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE PINNACLE FINANCIAL PARTNERS, INC. 2004 EQUITY INCENTIVE PLAN.

* * * * *

PROPOSAL #3: ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that the compensation for the Named Executive Officers, as described in the compensation discussion and analysis below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company’s shareholders.  The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.

The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides the Company’s shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company’s performance.  In last year’s Proxy Statement for the 2011 Annual Meeting, a similar advisory vote was requested by the Company.  The results for last year’s vote were as follows:

	2011 Vote Count	Percent
For	21,560,723	91.6%
Against	1,268,314	5.4%
Abstain	705,612	3.0%
	23,534,649	100.0%

Pinnacle Financial Partners, Inc.

- Page 33

The Human Resources and Compensation Committee of the Board of Directors considered the above results, along with other matters, in establishing Named Executive Officer Compensation for 2011 and future periods.  The 2012 “Say-on-Pay” proposal gives you as a shareholder another opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:

“RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. approve the compensation of the executive officers of Pinnacle Financial Partners, Inc. set forth in the Summary Compensation Table of this proxy statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this proxy statement.”

     Because your vote is advisory, it will not be binding upon the Board. However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements for the Company’s Named Executive Officers.

This proposal is provided as required pursuant to Section 111(e)(1) of the EESA based on the Company’s participation in the CPP and pursuant to the Dodd-Frank Act.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

* * * * *

PROPOSAL #4: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The firm of KPMG LLP has served as the Company’s auditors since 2002. A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid KPMG LLP for the 2011 and 2010 fiscal years, see “Independent Registered Public Accounting Firm” below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
* * * * *

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion of the Company’s compensation philosophies and processes; specifically addressing compensation for the Company’s Named Executive Officers and includes various analyses of our compensation practices in comparison to our corporate results as well as a peer group established by compensation consultants.

Executive Summary

2011 was a pivotal year for our Company. We reported net income available to our common shareholders of over $37.1 million which was $67.5 million more than the $30.4 million loss in 2010.  We were able to redeem 25% of the preferred shares we had sold to the Treasury in the CPP with no common shareholder dilution and believe we will be able to make further redemptions with little or no common shareholder dilution.  Over the last two years, we have focused on two primary priorities: first, aggressively dealing with credit issues and second, building the firm’s core earnings capacity. We believe 2011 provided clear evidence that we have been successful with respect to both of our priorities.

Pinnacle Financial Partners, Inc.

- Page 34

The Human Resources and Compensation Committee (the “Committee”) utilized the services of McLagan to facilitate the executive officer compensation process for 2011 which included the construction of an appropriate peer group and comparisons of the Company’s performance within that peer group.  As a result of the Company’s performance in 2010, the Committee determined that the chief executive officer Turner’s and chairman McCabe’s total compensation should be reduced from the 75th percentile of the peer group to the 50th percentile in 2011.  Additionally, the Committee reduced the total compensation from the 75th percentile peer benchmark for Messrs. Queener, Carpenter and White to the 60th percentile.

As a result of the Committee’s compensation decisions for the 2011 fiscal year, Mr. Turner’s cash base salary was unchanged in 2011 as was the other Named Executive Officers’ base salaries.  However, in order to achieve the targeted peer group compensation, the Committee elected to utilize salary stock units to achieve each executive officer’s targeted compensation.  As a result, Mr. Turner received approximately $250,000 in salary stock units and Mr. McCabe received $238,000 while Messrs. Queener, Carpenter and White each received $96,000 in salary stock units.  These salary stock units were settled in Company common stock just prior to the end of the 2011 fiscal year.

Additionally, Mr. Turner received a performance-based restricted share award valued at $471,000 for 2011 which provided that the sum of all compensation components for Mr. Turner would equal $1.44 million for 2011 which approximated the 50th percentile of the peer group in total compensation.  The other Named Executive Officers received similar awards albeit less than Mr. Turner’s.

The Company is required to permit a separate non-binding stockholder vote to approve the compensation of its executives, as disclosed pursuant to the compensation disclosure rules of the SEC.  This proposal permits stockholders to endorse or not endorse the Company’s executive compensation program.  Because the stockholders’ vote is advisory, it will not be binding on the Board.  However, when setting compensation and in determining compensation policies, the Committee took into account the results of the April 2011 shareholder advisory vote on executive compensation and will continue to consider the outcome of this vote each year.

The Company’s stockholders approved the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2011 annual meeting.  Approximately 92% of shares voted were cast in favor of the Company’s executive compensation policies and practices.  The Committee viewed this result as strong evidence that the Company's shareholders supported the Company’s compensation policies and practices which the Committee believes are based on a strong correlation between pay and performance, and considered this result in setting the Named Executive Officers’ 2011 compensation.  The Committee expects to apply similar principles in its compensation program decisions going forward.

Corporate Results and Compensation

We believe progress on the Company’s soundness, our first priority, has been substantial.   As the table below indicates, asset quality metrics such as credit costs, classified assets, non-performing loans and “other real estate owned” decreased substantially and sequentially each quarter throughout the past year.

Pinnacle Financial Partners, Inc.

- Page 35

	2011	2010	Net change	Percent change
For the year ended December 31:
Provision for loan losses	$21,797,613	$53,695,454	$(31,897,841)	(59.41)%
Net charge-off’s	30,398,173	63,079,007	(32,680,834)	(51.81)%
Other real estate expense	17,431,926	29,210,197	(11,778,271)	(40.32)%

As of December 31:
Residential construction and development loans	$97,893,105	$162,027,292	$(64,134,187)	(39.58)%
Nonperforming loans	47,854,776	80,862,885	(33,008,109)	(40.82)%
Other real estate	39,714,415	59,608,224	(19,893,809)	(33.37)%
Potential problem loans	130,377,769	223,149,546	(92,771,777)	(41.57)%

We believe the significant progress we have made on improving our soundness during 2011 puts us in a position to effectively complete our balance sheet rehabilitation and return to more normalized credit metrics by the end of 2012.

 In order to grow core earnings, our second 2011 priority, we have two primary levers: growing volumes and growing margins. We made meaningful progress on both in 2011. To grow volumes, we continued to execute on the strategic model of organic growth. Our financial advisors worked hard – and successfully – to expand and secure relationships with businesses and individuals who value the distinctive service and effective advice we offer our clients.  As the table below indicates, we were successful in growing what we believe to be the two most important success measures for client acquisition – growth in commercial and industrial loans and growth in demand deposits.

	2011	2010	Net change	Percent change
For the year ended December 31:
Net interest income	$151,464,411	$144,373,386	$7,091,025	4.91%
Total revenues	189,404,621	180,688,432	8,716,189	4.82%
Net income (loss) to common shareholders	37,072,728	(30,442,514)	67,515,242	-
Fully diluted net earnings (loss) per share available to common shareholders	$1.09	$(0.93)	$2.02	-
Efficiency ratio	73.45%	81.29%	7.84%	-

As of December 31:
Total C&I and owner occupied real estate loans	$1,727,704,898	$1,605,731,631	$121,973,267	7.60%
Demand deposits	717,378,933	586,516,637	130,862,296	22.3%

For much of our approximately eleven year history, financial institutions have been able to count on and anticipate a robust U.S. economy for growth.  However, our plans going forward are based on the premise that the economy will not help us as much as we thought it would in the past.  Our case for independence in our second decade is contingent upon identifying and seizing the opportunities that will allow us to outperform our peers relative to shareholder value creation. We remain determined to do this utilizing the following tactics for 2012:

•	Focusing the best group of financial advisors in Nashville and Knoxville on new and expanded client relationships in the two best banking markets in Tennessee;
•	Seeking to redeem our remaining TARP preferred shares with little or no common shareholder dilution; and
•	Using our nimbleness and responsiveness so that we can capitalize on regulatory changes and remain competitively advantaged against the larger national and regional franchises in our markets.

Amid the many challenges we have faced during this most recent recession – in many ways because of them – we are confident that our firm is better prepared to face the tough challenges and take advantage of the many opportunities we see in the Nashville and Knoxville markets we serve.

Pinnacle Financial Partners, Inc.

- Page 36

Corporate Performance and Compensation – The Company’s compensation philosophy and practices have consistently been based on the simple premise that the Company’s Named Executive Officer’s compensation is higher in those years when the Company’s performance warrants, and conversely, lower in those years when the Company’s performance is not in line with the Committee’s high expectations.

The Company’s results for 2010 reflected a loss of $30.4 million or $0.93 per diluted share available to common shareholders which resulted in below median compensation for the Named Executive Officers.  The total compensation for the Company’s Named Executive Officers was lower in 2010 than in 2009 and was approximately 30% below the 50th percentile of the Company’s peer group.  In 2011, as noted above, the Company returned to profitability, albeit at less than historic levels, and asset quality measures improved. As a result, for 2011, the Named Executive Officer’s total compensation increased from 2010 total compensation levels and ultimately approximated the 50th to the 60th percentile of our peer group.  Additionally, and consistent with the overall plan for executive compensation for the Company, much of the performance-based compensation for the Named Executive Officers tied to 2010 performance (primarily restricted share awards that were granted in 2010, 2009 or 2008) was not earned, and, correspondingly, the Named Executive Officers’ compensation continued to be negatively impacted resulting in less compensation in comparison to either targeted or peer compensation.  However, a portion of the performance based awards granted to the Named Executive Officers tied to 2011 performance was earned.

Compensation Administration

The duties and responsibilities of the Committee include, among other things, overseeing the Company’s overall executive compensation philosophy; measuring performance with respect to established goals and objectives; designing the components for all executive compensation; reviewing the Company’s executive compensation plans and the risks these plans pose to the Company; and establishing compensation for the Company’s executive officers.  Since March 1, 2011 and thru January 20, 2012, the Committee was composed of four independent directors – Messrs. Burns, Cope, Bone and Pennington.   As noted on page 5, on January 20, 2012, Mr. Bone resigned from the Committee.

Compensation Risk Management – Every six months, the Committee reviews with the Company’s Senior Risk Officer, (i) the Company’s executive officer compensation plans to ensure that the executive officer compensation plans do not encourage the executive officers to take unnecessary and excessive risks that threaten the value of the Company, (ii) the Company’s employee compensation plans to ensure that all reasonable efforts have been undertaken to limit any unnecessary risks these plans pose to the Company, and (iii) the Company’s employee compensation plans to eliminate any features of the these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.

In meeting with the Company’s Senior Risk Officer and other members of executive management, the Committee identified the Company’s executive officer and other associate compensation plans.  For 2011, these plans were the 2011 Annual Cash Incentive Plan, the Company’s various equity incentive plans, including the Plan, the 2000 Stock Incentive Plan and the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan, and the various employment agreements to which the Company’s executive officers are a party.  The Committee also reviewed the Company’s other non-executive officer compensation plans.

Executive Officer Compensation Philosophy

Overview – The attraction and retention of experienced and high-achieving senior executives that can enhance the Company’s performance and shareholder returns is an essential element of the Company’s long term strategy.  This strategy has resulted in the Company’s growth from a start up institution to now the second largest banking organization headquartered in Tennessee.  This growth was accomplished despite intensifying competition from larger, more established banking franchises in the Company’s markets. The Committee believes that consistent with the Company’s need to continue to retain executives who can drive high performance by the organization, it should provide compensation levels above the peer median if the Company’s performance is above that of peer financial institutions.  Thus, the Company’s compensation system has historically been designed to reward executive officers for superior performance. Conversely, due to a significant amount of performance-based compensation that is incorporated into each Named Executive Officer’s compensation, overall compensation levels have historically been reduced if high performance financial and strategic objectives are not met.

Pinnacle Financial Partners, Inc.

- Page 37

The Committee makes all compensation decisions for the Company’s Named Executive Officers, including establishing the framework for how these executives are compensated, and approves recommendations regarding equity awards to all associates, not just the executive officers, of the Company.

Decisions regarding the non-equity compensation (i.e., base salary and annual cash incentive target awards) of other managers of the Company who are not the Named Executive Officers are made by the Chief Executive Officer in consultation with each associate’s supervisor.  For these associates, the Chief Executive Officer is responsible for establishing the framework on how these individuals are compensated.  These decisions, including salary adjustments and annual equity and non-equity incentive plan award amounts, are ultimately reviewed by the Committee. As is the case with the Named Executive Officers, the Committee can exercise its discretion in modifying any recommended adjustments or awards to these individuals.

Compensation Requirements due to Participation in the Capital Purchase Program – On December 12, 2008, the Company issued 95,000 shares of Series A Preferred Stock to the Treasury under the capital purchase program (the “CPP”) of the Treasury’s Troubled Assets Relief Program (the “TARP”).  On February 17, 2009, the President signed into law the American Recovery and Reinvestment Act (the “ARRA”).  The ARRA imposed significant retroactive additional limitations on the executive compensation of companies which were participants in the CPP for the period of time that the preferred stock issued under the CPP is outstanding (the “TARP Period”). Additionally, much of the ARRA’s application was dependent upon regulations issued by the Treasury in the form of an interim final rule on June 15, 2009 (the “June 2009 IFR”).  As a result of these matters, the Company, for so long as the TARP preferred shares are outstanding, is:

•	required to ensure that its incentive plans did not encourage excessive or unnecessary risk;
•
prohibited from payment or accrual of any bonus payment (including cash bonus or equity-based compensation awards) during the TARP Period to the five most highly compensated employees, subject to limited exceptions, including restricted shares that cannot vest earlier than two years from the date of grant and may not be transferred until repurchase by the Company of all or specified percentages of the preferred stock issued to the Treasury in the CPP and the fair value of which on the date of grant cannot exceed one third of the executive’s total compensation in the year granted.

•
required to impose clawbacks on incentive compensation to the Named Executive Officers and the next twenty most highly compensated employees of the Company on the basis of inaccurate financial statements or any other materially inaccurate financial measures;

•
prohibited from making certain golden parachute payments upon termination of employment made upon a change of control or departure for any reason, to the Named Executive Officers and the next five most highly compensated employees; and

•	significantly limited in its ability to deduct for federal tax purposes employee compensation above $500,000 per individual per year through utilization of performance-based compensation.

Components of Executive Compensation – Prior to the Company’s participation in the CPP, the Committee sought to accomplish its executive compensation objectives by utilizing the following three primary elements of executive compensation:

•	Base Salary
•	Annual Cash Incentive Compensation; and
•	Long-term Equity Compensation.

Because of the requirements of the June 2009 IFR, these components were significantly modified for the Named Executive Officers’ compensation. For example, the Company’s Named Executive Officers were prohibited from participating in the Company’s 2011 Annual Cash Incentive Plan.

Pinnacle Financial Partners, Inc.

- Page 38

Base Salary – Base salary is designed to provide appropriate levels of fixed compensation to the executive.  Salaries for the Company’s Named Executive Officers are reviewed annually and are based on:

•	Job scope and responsibilities;
•	Competitive salaries for similar positions at peer institutions; and
•	Other factors, including Company performance compared to peers.

In 2011, the Committee elected to utilize salary stock units to increase base salary without increasing cash salaries.  For each bi-weekly payroll period during 2011, the executive officers were granted salary stock units based on a fixed amount of compensation.  The fixed amount of compensation was divided by the closing price of the Company’s common stock at the end of each pay period to determine the number of units each executive was awarded.  On December 30, 2011, the salary stock units were settled in shares of Company Common Stock on a one-for-one basis, net of the number of shares withheld to satisfy the executive’s withholding tax obligations.

Annual Cash Incentive Plan – In general, all salaried or hourly pay associates of the Company are eligible for participation in the Company’s annual cash incentive plan which is administered by the Committee and provides targeted cash incentive plan payments to the participants at various levels.  Prior to the applicability of the June 2009 IFR, the targeted cash award for the Company’s executive officers ranged from 70% to 100% of the executive officer’s base salary.  For other senior managers, the targeted annual cash award has ranged from 30% to 50% of the Leadership Team member’s base salary.  For other non-commissioned associates, target awards ranged from 10% to 20% of the associate’s base salary.  Awards are based on achievement of performance goals established by the Committee, with all participants typically receiving the same percentage of their targeted cash award based on the Company’s actual results when compared to the performance goals.  The Company believes that a single plan for the Named Executive Officers (when they are eligible to participate) and all other salaried and hourly pay associates has promoted a strong sense of teamwork within the firm.  Furthermore, the annual cash incentive plan has utilized a combination of performance goals which the Committee believes creates sufficient balance in the plan such that excessive risk is not encouraged for the benefit of current period results.

The 2011 Annual Cash Incentive Plan was approved by the Committee in the first quarter of 2011 and was structured such that the Committee could increase payouts if the Company’s actual performance for the calendar year exceeded pre-established performance targets or decrease or eliminate payouts if performance was less than the pre-established performance targets.  Additionally, certain participants must have satisfactorily met their individual goals and objectives in their annual performance reviews to receive payouts under the 2011 Annual Cash Incentive Plan.  The Chief Executive Officer also has discretionary authority to increase or decrease any participant’s award, other than an award for an executive officer, by specified percentages.

The performance targets for the 2011 Annual Cash Incentive Plan adopted by the Committee in January 2011 consisted of a soundness threshold and a pretax, pre-incentive earnings performance target.  The soundness threshold was Pinnacle National Bank’s classified asset ratio which is primarily the sum of the Bank’s nonperforming assets and potential problem loans divided by the sum of the Bank’s Tier 1 risk-based capital and allowance for loan losses.  A classified asset ratio of 65% had to be achieved in order for any awards to be payable.  Furthermore, should the classified asset ratio be less than 65%, the Company’s pre-tax, pre-incentive earnings for 2011 along with each participant’s personal goals would then determine the amount of incentives that would be paid to each participant, if any.  The pretax, pre-incentive performance grid was designed such that each participant would receive a percentage of their target award ranging from 0% to 100% if pre-tax, pre-incentive earnings amounts ranged from $6.5 million up to $33.5 million.

Additionally, the 2011 Annual Cash Incentive Plan provided for increased awards if the Bank’s classified asset ratio was below 60% and the pre-tax, pre-incentive earnings was above $33.5 million but below $41.7 million.  No additional awards would be granted for pre-tax, pre-incentive awards greater than $41.7 million.  The maximum award a participant could receive was 125% of their target award.

Pinnacle Financial Partners, Inc.

- Page 39

As a result of the Company’s over-achievement of the soundness and performance targets in 2011, on January 13, 2012, the Committee determined that participants in the 2011 Annual Cash Incentive Plan should be awarded an above-target award of approximately 115%.  Their decision was based on numerous factors in addition to the level of classified assets and pre-tax, pre-incentive earnings.  The Committee noted that during 2011, numerous other credit metrics had improved substantially, the Company had recaptured its deferred tax valuation allowance and had achieved lifting of various regulatory restrictions that had been imposed in 2009 and 2010.  The following is a summary of the soundness and profitability metrics as well as a comparison of the target award to the actual award distributed to the participants in the 2011 Annual Cash Incentive Plan.

	2011 Target	2011 Results	Net difference
Classified asset ratio	< 60.0%	44.4%	15.6% better than target
Pre-tax, pre-incentive earnings, as defined	> $33.5 million	$36.9 million	$3.4 million better than target
Cash incentive pool	$8.2 million	$9.4 million	$1.2 million more than target

As stated previously, as a result of the Company’s participation in the CPP, the Named Executive Officers were not eligible for participation in the 2011 Annual Cash Incentive Plan. The Named Executive Officers last received a cash incentive in 2008.

Long-term Equity Compensation Incentive Plans – Under the terms of the Plan and the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan, the Company’s associates are eligible to receive equity-based incentive awards including stock options, stock appreciation awards, restricted shares of the Company’s common stock, restricted stock units, performance shares or units and performance-based cash incentive compensation.  As described above following issuance of the June 2009 IFR, the Company’s five most highly compensated associates may not receive equity-based awards other than limited amounts of restricted stock with specific vesting requirements and transferability limitations and base salary paid in stock or stock units.

The Committee believes that equity-based, long-term compensation programs link the interests of senior management, both individually and as a team, to the long-term interests of the Company’s shareholders and reward the Company’s participating associates for performance that results in a longer term increase in shareholder value.  The Committee has traditionally made annual grants of stock options and/or shares of restricted stock, including shares which vest over time and shares which vest upon satisfaction of certain performance conditions established in connection with the long-term Board-approved strategic framework as well as the annual budget process.  Pertaining to future equity awards, the Committee will likely use restricted share awards and restricted stock unit awards as the primary component of equity compensation because restricted share awards and stock-settled restricted stock units require fewer shares to achieve the required compensation objectives in comparison to other forms of equity compensation, including stock options.

The following is a discussion of the status of the soundness and performance targets for restricted share awards issued before 2011 which included a 2011 performance period:

Pinnacle Financial Partners, Inc.

- Page 40

•
2010 Soundness/Performance Awards – On January 22, 2010, the Committee granted the Named Executive Officers 19,397 restricted shares subject to performance criteria over each year of a three year period ending December 31, 2012.  The soundness component of the performance criteria for 2011 required that the sum of nonperforming loans and other real estate owned at December 31, 2011 not exceed 2.20% of the sum of total loans and other real estate owned.  The Company did not achieve this level of nonperforming loans and other real estate owned at December 31, 2011. The earnings target of the performance criteria for the 2011 tranche of the 2010 award required that the Company achieve $0.58 per fully diluted share which was achieved.  However, because the Company did not achieve the required soundness threshold, the restrictions associated with the 2011 tranche of the 2010 award have not lapsed.  Additionally and due to the Company not achieving either the soundness or earnings components in 2010, the restrictions associated with the 2010 tranche of the 2010 award previously did not lapse.  The awards provide that the restrictions on the shares also may lapse if the Company achieves certain performance and soundness thresholds on a cumulative basis over the three year period ended December 31, 2012.  Management of the Company has advised the Committee that achievement of the cumulative criteria is unlikely, thus 12,929, or 67%, of the restricted shares issued to the Named Executive Officer in 2010 will likely be forfeited by the Named Executive Officers in January 2013 leaving only the 2012 tranche of the 2010 award available for vesting.  In accordance with the January 15, 2010 approval for all soundness/ performance awards granted on that date, the performance criteria for the 2012 performance period were set following the full Board’s approval of the 2010 strategic plan in November 2010.

Also on January 22, 2010, the Committee granted the Named Executive Officers 58,203 restricted shares subject to a two year vesting period which required the Company to be profitable in 2011.  As a result of the Company’s profitability in 2011, the restrictions on these shares lapsed on January 22, 2012. These shares, though no longer subject to forfeiture, remain subject to limitations on transferability as required by the June 2009 IFR.

•
2009 Soundness/Performance Awards – On January 20, 2009, the Committee granted the then current  Named Executive Officers (excluding Mr. White who was not then a Named Executive Officer) 17,634 restricted shares subject to performance criteria over each year of a three year period ending December 31, 2011.  The soundness component of the performance criteria for these awards required that the soundness threshold which was defined as a percentage of criticized and classified assets in relation to total risk-based capital not exceed 0.75% and the earnings component required that annual fully diluted earnings per share equal or exceed $1.37.  As a result of the performance of the Company in fiscal 2011 and over the three years ended December 31, 2011, none of these restricted shares were eligible for vesting as the restrictions did not lapse and these shares have been forfeited by the Named Executive Officers and returned to the Plan for future issuance to participants.

Also on January 20, 2009, the Committee granted the Named Executive Officers (excluding Mr. White who was not then a Named Executive Officer)  52,907 restricted shares.  The shares were subject to the lesser of a pro-rata ten-year vesting period or a pro rata vesting period until the officer turns 65 years old and the Company is required to be profitable in the fiscal year immediately preceding the vesting date.  Approximately 12,884 of these restricted shares have been forfeited because the Company was not profitable in 2009 and 2010.  As a result of the Company’s profitability in 2011, the restrictions on 6,443 of these shares lapsed on January 22, 2012. These shares, though no longer subject to forfeiture, remain subject to limitations on transferability as required by the June 2009 IFR. There remain 33,579 restricted shares subject to future restrictions.  Additionally, on January 20, 2009, Mr. White was granted 3,500 restricted shares subject to a five-year pro-rating vesting requirement.  As a result, the forfeiture restrictions (though not the transferability restrictions) on 2,100 of these shares have lapsed with 1,400 subject to future forfeiture restrictions.

Other Alternatives for Executive Compensation – There are numerous other executive compensation alternatives available to the Committee as it seeks to design the compensation plan for the Named Executive Officers such that the correct balance is achieved between maximizing performance, risk management and compensation for the executive.

Many companies provide enhanced retirement benefits for executives either through a defined pension plan, deferred compensation arrangements or a salaried executive retirement plan.  To date, the Committee has elected not to use these alternatives as a component of executive compensation.  The Named Executive Officers are eligible to participate in the Company’s 401(k) plan along with all other associates of the Company.  The Named Executive Officers are subject to the same salary deferral and Company match provisions as the other associates.

Pinnacle Financial Partners, Inc.

- Page 41

Other typical forms of executive compensation and perquisites available to the Committee to supplement executive compensation are listed below along with the applicability to the Company’s Named Executive Officers:

	Turner	McCabe	Queener	Carpenter	White
Company-provided vehicle	NA	NA	NA	NA	NA
Automobile allowance	Yes	Yes	Yes	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees paid	Yes	Yes	Yes	No	No
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA

Review of Committee’s 2011 Executive Compensation Process

The Committee’s process for determining the compensation of M. Terry Turner, the Company’s Chief Executive Officer, and the Company’s four other Named Executive Officers for 2011 involved several steps and included such items as the establishment of an appropriate basis for benchmarking; benchmarking Pinnacle Financial’s performance relative to peers on key measures including those that are highly correlated to share price performance; making qualitative and quantitative judgments regarding the “market equity” of the executive officers versus benchmark ranges; profiling targeted compensation and developing a change plan to implement the results of the process, if necessary.

The Committee has determned, in a general sense, the following guidelines for Named Executive Officer compensation both during the TARP Period as well as after the Company redeems the preferred shares sold to the Treasury in the CPP as follows:

Compensation Components (*)	During TARP Period	Post-TARP Period
Base Salary	• Cash • May utilize salary stock or salary stock units such that total compensation will range between 50th and 60th percentile of peer group	• Cash only • No salary stock component
Annual Cash Incentives	• Not allowed
•  Incentives targeted at a predetermined target percentage of base salary
•  Awards based on achievement of certain soundness and performance criteria, including earnings and revenue growth for the current fiscal year at the projected 75th percentile of the Company’s peer group.

Long-term Equity Incentives
•  Restricted stock awards or restricted stock unit awards only
•  Limited to a 1/3 of total compensation
•  Vesting criteria over preset time periods (> 2 years) but only if the Company is profitable in the fiscal year immediately preceding the vesting date as well as for performance awards, achievement of minimum performance and soundness thresholds

•  Generally, restricted stock awards, although stock options may be granted in rare circumstances but granting of stock options is unlikely.
•  Utilized to achieve total compensation threshold of 75th percentile of peer group after considering base salary and cash incentives
•  Vesting criteria over preset time periods but only if the Company is profitable in the fiscal year immediately preceding the vesting date as well as for performance awards, achievement of minimum performance and soundness thresholds

(*)
The Committee determined that during the year the TARP preferred is redeemed, the compensation for the executive officers will be prorated based on the amount of time the Company is a TARP participant and the time period after TARP participation through December 31 such that the executive officers will receive a partial year of TARP compliant compensation and a partial year of Post-TARP compensation.

Peer Group Composition and Utilization of Compensation Consultants –  In October 2010, the Committee selected McLagan, an AON Hewitt Company for executive compensation consulting services.  McLagan is an independent compensation consultant without any previous relationship with management or the Company.  McLagan, constructed a peer group of banking companies with total assets between $3.5 billion and $10 billion, as well as in McLagan’s opinion, banks with a commercial lending focus and banks located in or near metropolitan areas.  The following companies were selected as peers for the 2011 executive officer compensation review (italicized companies were also included in the 2010 executive officer compensation review):

Pinnacle Financial Partners, Inc.

- Page 42

Trustmark Corp.	Jackson, MS	Sterling Bancshares	Houston, TX
Prosperity Bancshares, Inc.	Houston, TX	Westamerica Bancorp.	San Rafael, CA
First Midwest Bancorp, Inc.	Itasca, IL	Independent Bank Corp.	Rockland, MA
Old National Bancorp	Evansville, IN	Taylor Capital Group	Rosemont, IL
United Bancshares	Charleston, WV	BancFirst Corp.	Oklahoma City, OK
First Financial Bancorp	Cincinnati, OH	1st Source Corp.	South Bend, IN
CVB Financial Corp.	Ontario, CA	Columbia Banking System	Tacoma, WA
Texas Capital Bancshares#	Dallas, TX	TowneBank	Portsmith, VA
Western Alliance Bancorp *	Las Vegas, NV	First Busey Corp.*	Champaign, IL
PacWest Bancorp	San Diego, CA	Sun Bancorp Inc. #	Vineland, NJ

(*) TARP Participant as of February 28, 2011, per SNL Financial
(#) Sun Bancorp was later removed from peer group by McLagan

In developing its peer comparisons, McLagan compared the Company’s Named Executive Officers’ compensation to those of comparable associates in firms within the peer group.  McLagan also considered in their analysis of peer compensation the differences between total direct compensation and total compensation.  The primary difference between these two calculations is related to the value of retirement benefit awards during any particular year.  The prevalence and value of retirement benefits reported in proxies can be volatile and changes can be dramatic thus influencing the peer results significantly.  For the Company, there is no significant difference between total direct compensation and total compensation as the Committee has not elected to use deferred compensation or other retirement benefits as a significant component of executive compensation.  In order to provide more balance to their analysis, McLagan elected to apply a differential to the peer calculations to mitigate the impact of these matters.  Based on a review of peer bank retirement benefit amounts, McLagan increased the benchmark job total direct compensation results by a certain amount for comparison purposes.  The following details how the Company’s positions were matched to those of the peer group as well as the amounts of the increase to mitigate the differences between total direct compensation and total compensation:

			Additional amounts
Named Executive			to consider impact of
Officer	Position	BenchmarkJob	retirement benefits
M. Terry Turner	President and CEO	CEO	$160,000
Robert McCabe, Jr.	Chairman	CEO less 5%	$152,000
Hugh M. Queener	Chief Admin. Officer	Salary rank #3	$75,000
Harold R. Carpenter	Chief Financial Officer	CFO	$75,000
J. Harvey White	Chief Credit Officer	Salary rank #5	$75,000

On November 10, 2010, McLagan provided the Committee with comparisons of the Company’s results to publicly available information regarding the peer group’s results for year-to-date 2010 and the three years prior to 2010, for the following measurements:

Return on average equity;	Return on average assets;
Net interest margin;	Efficiency ratio; and
Tangible equity ratio;	Nonperforming asset ratio.

McLagan noted that the Company’s performance for the above measures on an unweighted basis resulted in the Company performing at the 24th percentile for the one-year performance period and the 37th percentile over the three-year performance period through the date of the November 2010 study.  As a result, McLagan recommended that the Committee consider modeling 2011 compensation at closer to the 50th percentile of the peer group but provide opportunities for the executives to earn more compensation should performance exceed median thresholds.

Target Compensation for the Named Executive Officers for 2011 – In determining target compensation for 2011, the Committee considered, in addition to the McLagan study, many other relevant matters such as results of recent regulatory examinations, the progress the Company had made relative to the resolution of its troubled assets in 2010, executive officer efforts to retain key associates given competitor advances to hire Company producers, the degree of difficulty in attaining the annual and long-range performance targets, affordability, recent economic conditions, a review of the Company’s incentive plans by the Company’s Senior Risk Officer, requirements of the June 2009 IFR on executive compensation of CPP participants, the level of shareholder approval of the Company’s executive compensation in the “Say on Pay” vote at the Company’s 2011 annual meeting of shareholders, information on the five, ten and twenty-five highest compensated employees of the Company and other matters the Committee deemed important.

Pinnacle Financial Partners, Inc.

- Page 43

On February 15, 2011, after several discussions with McLagan, the Committee determined that, for Messrs. Turner and McCabe, a total compensation target of the 50th percentile of the peer group was appropriate and for Messrs. Queener, Carpenter and White, a total compensation target of the 60th percentile was appropriate and that cash salaries would remain at current levels for all Named Executive Officers.

The Committee also concluded that should the Company fully redeem all of its TARP preferred shares, the Committee would likely consider increasing the Named Executive Officers’ total targeted compensation to the 75th percentile at that time. The Committee made its decision concerning increasing total targeted compensation in the event that the preferred shares were redeemed to the 75th percentile after reviewing the historical compensation of the Named Executive Officers and concluding that, due to the level of variable compensation awarded to the Named Executive Officers, the Committee’s historical compensation philosophy of targeting total compensation at the 75th percentile of the peer group along with an appropriate amount of variable pay would be effective.

 As a result, the following is a discussion of the components of Named Executive Officer targeted compensation for 2011:

Base Salary – As to base salary, the Committee determined that the executive officers should not receive any base salary increases for 2011.

 Salary Stock Units – In order to accomplish the compensation objectives of the Committee, the Committee elected to use a combination of base salary and, for so long as the Company was a TARP participant, salary stock units, which are permitted under the June 2009 IFR.  The Committee determined that total target compensation for Messrs. Turner and McCabe should be at the 50th percentile of the peer group and the 60th percentile of the peer group for Messrs. Queener, Carpenter and White.  Given that no adjustments were made in base salary and that equity-based compensation was going to be limited to 50% of total salary (cash salary plus the value of salary stock units), the value of salary stock units was set so that total compensation would be at the desired percentile relative to peers.

  Annual Cash Incentives – As to cash incentives, and consistent with 2010 compensation, the June 2009 IFR prohibits the Company from making any bonus, incentive or retention payments during the TARP period, including any cash payments under the 2011 Annual Cash Incentive Plan, to the top five most highly compensated employees of the Company. Since Messrs. Turner, McCabe and Queener were among the five most highly compensated employees in 2010, they were not eligible to participate in the 2011 Annual Cash Incentive Plan, unless and until the Company repurchases the preferred shares issued to the Treasury in the CPP. Based upon the recommendation of the Chief Executive Officer, the Committee determined that, even though Messrs. Carpenter and White were not one of the five most highly compensated employees in 2010, they would also not be eligible to participate in the 2011 Annual Cash Incentive Plan while the Company participates in the CPP. As a result, none of the Named Executive Officers were eligible to participate in the 2011 Annual Cash Incentive Plan.

Equity Compensation – For so long as the Company is a TARP participant, the June 2009 IFR significantly restricts the type and amount of equity compensation that can be awarded or granted to the five most highly compensated employees of the Company.  Generally, with the exception of restricted stock and restricted stock units that meet certain minimum vesting and transferability conditions, no other forms of equity compensation may be utilized to incent these individuals for so long as the Company is a participant in the CPP.

Pinnacle Financial Partners, Inc.

- Page 44

In February, 2011, the Committee determined that the Named Executive Officers would be granted restricted shares in accordance with the minimum conditions noted above for TARP participants with a grant date fair value equal to 50% of their 2011 salary (i.e., one third of total compensation).  However, the Committee concluded that these awards would be granted on a date later in the year, after the Committee was better able to ascertain whether the Company would be able to redeem its TARP preferred shares during the 2011 fiscal year.  If it appeared the Company would not be able to redeem its TARP preferred shares in 2011, the Committee would grant the restricted share awards as of the date that information becomes known to the Committee with a grant date fair value equal to 50% of the executive officer’s 2011 base compensation (cash salary plus the value of salary stock units), which would comply with the June 2009 IFR limitations. The Committee would have the ability to grant additional restricted share awards to the Named Executive Officers if the preferred shares sold by the Company to the Treasury in the CPP were redeemed.

On August 16, 2011, the Committee met to determine whether the Company would appear to be in a position to redeem all of its TARP preferred shares during 2011.  Based on information from management and the full Board, the Committee determined that full redemption was not likely in 2011 and accordingly granted each Named Executive Officer restricted share awards with a grant date fair value equal to 50% of each Name Executive Officer’s base compensation.

As to vesting periods for the restricted share awards, 75% of the restricted shares would vest ratably over a 10-year period or ratably until the executive reaches age 65, whichever is less (in each case subject to a two year minimum vesting period mandated by the June 2009 IFR), so long as the Company was profitable in the fiscal year prior to each vesting date, while 25% of the restricted shares, in addition to the minimum two year vesting period mandated by the June 2009 IFR, would otherwise vest at the rate of one-third of the shares each year, subject to the achievement of soundness and performance conditions. The first year’s performance requirements were pre-tax earnings of $15.3 million and classified assets (loans rated substandard or doubtful plus other real estate owned) to Tier 1 risk-based capital plus allowance for loan losses threshold of 68%.  The second and third year performance requirements would be based on the same metrics for 2012 and 2013 with the specific targets being those ultimately adopted by the Company’s Board during its annual strategic planning process which occurred in July 2011.

Additionally, at that time, McLagan informed the Committee that with respect to Messrs. Turner, McCabe and White, based on updated proxy information for the Company’s peer group, the 2010 compensation of these three executives was 30% below the median of the peer group and Messrs. Queener and Carpenters’ compensation was approximately 6% below the median.

Given that the new peer information resulted in Messrs. Turner and McCabe total compensation being significantly less than the targeted median and Messrs. Queener, Carpenter and White being less than the targeted 60th percentile of the peer group, on August 16, 2011, the Committee elected to maintain base salaries at their current levels, increase the salary stock component of each executive’s compensation to the aforementioned targets and then award the appropriate amount of restricted shares in accordance with the June 2009 IFR.

Employment Agreements

The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter are described in more detail on page 56 of this proxy statement.  These agreements automatically renew each year on January 1 unless the Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later. Upon the adoption of the ARRA, the Company was prohibited from making certain of the severance payments otherwise required to be made under the employment agreements upon termination of the employment of the executive, including termination after a change in control or termination without cause, during the TARP Period. The Company was not prohibited from making such payments if they are required by the death or disability of the executive.  In November 2009, the Committee requested, and subsequently received, waivers from Messrs. Turner, McCabe, Queener and Carpenter of the provisions of these agreements which the Company was prohibited from performing during the TARP Period, thereby significantly limiting the severance benefits available to these executive officers pursuant to these employment agreements.   Messrs. Turner, McCabe, Queener and Carpenter received no additional compensation or other benefit as a result of executing these waivers.  These waivers automatically terminate once the Company is no longer a participant in the CPP.

Pinnacle Financial Partners, Inc.

- Page 45

In considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before or after a change of control, the Committee considered the need to be able to competitively recruit and retain talented executive officers. When considering the multiples, the Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummating a transaction that, although possibly detrimental to the individual’s employment prospects with the resulting company, would be beneficial to the Company’s shareholders.

The Committee believes that the protections afforded in the employment agreements are reasonable and are an important element in retaining the executive officers who are a party to such agreements. The Committee does not currently anticipate renegotiating the employment agreements when the Company is no longer a participant in the CPP.

Federal Income Tax Deductibility Limitations

The Committee has traditionally believed it appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Code, and to seek to qualify the Company’s performance-based cash and equity-based compensation for exclusions from Section 162(m) so such compensation will qualify as a tax deductible expense. However, the regulations issued under Section 162(m) were amended on October 20, 2008 after the adoption of the EESA so as to impose additional restrictions on financial institution’s participating in the CPP. These regulations, which are applicable to institutions participating in the CPP, eliminated most of the performance-based exclusions from Section 162(m) and lowered the limit for deductibility to $500,000. The effect of the regulation was to limit the deductibility of the compensation previously deductible by the Company because it was either less than the $1,000,000 cap or was performance-based, and the Company’s Board took the loss of deductibility into account in determining to participate in the CPP. The impact of these changes has been to significantly reduce the consideration of the impact of Section 162(m) by the Committee so long as the $500,000 limited deductibility cap is applicable.

Human Resources and Compensation Committee Report

The Committee has at least every six months reviewed with the Company’s Senior Risk Officer, (i) the Company’s executive officer compensation plans to ensure that the executive officer compensation plans do not encourage the executive officers to take unnecessary and excessive risks that threaten the value of the Company, (ii) the Company’s employee compensation plans to limit any unnecessary risks these plans pose to the Company, and (iii) the Company’s employee compensation plans to eliminate any features of the plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.

In meeting with the Company’s Senior Risk Officer and other members of executive management, the Committee identified the Company’s executive officers and other associate compensation plans.  For 2011, these plans were the 2011 Annual Cash Incentive Plan, the Company’s various equity incentive plans, including the Plan, the 2000 Stock Incentive Plan and the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan, various specialty commission programs and the various employment agreements to which the Company’s executive officers are a party.  The Committee also reviewed the Company’s other non-executive officer compensation plans as described below.

Pinnacle Financial Partners, Inc.

- Page 46

•
The Committee reviewed the Company’s 2011 Annual Cash Incentive Plan.  The Committee concluded that the plan did not encourage unnecessary and excessive risks that threatened the value of the Company and did not encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees. The 2011 Annual Cash Incentive Plan contained a soundness threshold that conditions any incentive payments to any plan participants on the sum of the Bank’s nonperforming assets and potential problem loans divided by the sum of the Bank’s Tier 1 capital and allowance being less than 65%. The review concluded that the soundness threshold encouraged participants to consider whether particular actions could result in inappropriately elevated risk. The review also noted that most of the Company’s associates (including part-time associates) were eligible to participate in the 2011 Annual Cash Incentive Plan, and this broad-based participation restricted the ability of any single associate to manipulate plan results, and encouraged teamwork and cooperation among associates. Furthermore, the Committee noted that the plan limits the maximum amount payable to an associate and that the payout is derived from the Company’s earnings per share, which is subject to the Company’s internal financial controls and audit processes. The Committee noted that the Company’s executive officers were not participants in the Company’s 2011 Annual Cash Incentive Plan.

•
The review of the Company’s equity compensation plans concluded with a determination by the Committee that the plans did not encourage unnecessary or excessive risks that threatened the value of the Company or that encouraged the manipulation of the Company’s earnings to enhance the compensation of any of the Company’s employees. Beginning in 2008, the Company began to reduce the number of stock options issued to the Company’s associates, focusing more on restricted stock.  The Company transitioned to solely using restricted stock for its executive officers and Leadership Team members in 2009.  The change to solely using restricted shares was made, among other reasons because, restricted stock retains value even if stock prices are depressed, so that the equity awards continue to encourage employee retention, and align the long term interest of our associates with those of the remaining shareholders.

The vesting period for most prior time-vested or soundness/performance-vested restricted shares for most associates is five years (ten years for executive managers) which encourages focus on long term shareholder value, as well as facilitating employee retention. For the Named Executive Officers, the June 2009 IFR constrains the amount of restricted shares that a Named Executive Officer may be awarded and imposes a two year minimum vesting period, with transferability thereafter further restricted while the Company participates in the CPP.  The Committee has imposed a Company profitability requirement on the time-vested shared granted to the Named Executive Officers in each of the last three years as a further risk reduction.  Similarly, performance-based restricted shares typically vest over a three year performance period, thereby aligning the interest of award recipients receiving such awards with long-term Company performance. The same risk reduction characteristics noted above with respect to the annual cash incentive plan are also present in the performance-based restricted share awards which use similar metrics (e.g., soundness, fully-diluted earnings per share, pre-tax, pre-incentive earnings, etc.).

Furthermore, the Company has established stock ownership guidelines for executive officers, which assures their ongoing economic interest is in line with the long-term performance of the Company and shareholder interests.

•
The Chief Risk Officer’s review with the Committee of the Company’s employment agreements with each of Company’s executive officers and other associates who are parties to an employment agreement concluded with a determination by the Committee that these agreements did not encourage unnecessary or excessive risks that threatened the value of the Company and did not encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees.

•
Additionally, the compensation structure for executive officers has not included any pension plans, deferred compensation plans, and/or salary continuation compensation plans that are sometimes used by other banking companies  to compensate their senior leadership.

Pinnacle Financial Partners, Inc.

- Page 47

•
As an organization, the Company employs a varied compensation structure.  The Company utilizes commission based compensation arrangements for mortgage, insurance and investment lines of business.  The Company believes that there are adequate controls and clawback provisions embedded within the plans to mitigate the risk associated with such plans. Employees that are subject to these plans do not participate in the annual cash incentive program. In addition, the Company uses loan/bonus retention agreements on a case-by-case basis to attract and retain talent.  Under the agreements, a lump sum is paid in advance to an employee as a loan and is repaid over a pre-determined earn out period. In the event the employee leaves prior to earn out, the employee is obligated to repay the unearned portion to the Company.  After its review of these various compensation arrangements, the Committee was able to conclude that none of these arrangements encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees, nor increase excessive risks to the firm.

The Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Committee recommended this Compensation Discussion and Analysis be included in this proxy statement.

Furthermore and as noted above, the Committee certifies that: (i) it has reviewed with the Company’s Senior Risk Officer the Named Executive Officer compensation plans to ensure that these plans do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the Company,  (ii) it has reviewed with the Senior Risk Officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risk these plans pose to the Company, and (iii) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance compensation of any employee.

James C. Cope, Chairman
Gregory L. Burns, Member
Hal Pennington, Member

Pinnacle Financial Partners, Inc.

- Page 48

EXECUTIVE MANAGEMENT

The Committee is directly responsible for the compensation plan for the Company’s “Named Executive Officers” or “executive officers.”  These individuals’ compensation for 2011 is included in the Summary Compensation Table beginning on page 50.   The following table shows the name, age, term of service and position of each Named Executive Officer of the Company as of March 12, 2012:

		Officer	Officer
Name	Age	Since	Position with Company and Bank

M. Terry Turner	57	2000	President and Chief Executive
Robert A. McCabe, Jr.	61	2000	Chairman of the Board
Hugh M. Queener	56	2000	Chief Administrative Officer
Harold R. Carpenter, Jr.	53	2000	Chief Financial Officer
J. Harvey White	62	2009	Chief Credit Officer

Terry Turner has served as President and Chief Executive Officer of the Company and the Bank since their organization.  Mr. Turner was employed by First American National Bank serving in various capacities from 1979 to 1999.  Mr. Turner served from January 1994 until November 1998 as President of the Retail Bank of First American National Bank.  From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation.

Robert A. McCabe, Jr. has served as the Chairman of the Company and the Bank since their organization.  Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.

Hugh Queener has served as the Executive Vice President and Chief Administration Officer of the Company and the Bank since their organization.  Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 serving as an Executive Vice President in the consumer banking group in Nashville.  Prior to the merger with AmSouth, Mr. Queener was employed by First American National Bank from 1987 to 1999 serving most recently as executive vice president in charge of retail lending from 1987 to 1999.  Prior to his employment at First American, Mr. Queener was employed with the Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.

Harold Carpenter has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since their organization.  Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 as a senior vice president in the finance group in Nashville, Tennessee.  Prior to the merger with AmSouth, Mr. Carpenter was employed by First American Corporation as senior vice president from 1994 to 1999 ultimately serving as the financial manager for the Tennessee, Mississippi and Louisiana areas.  Mr. Carpenter is a certified public accountant, a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.

Harvey White joined the Company on June 15, 2009, and succeeded Charlie McMahan as the Company’s chief credit officer on September 1, 2009.  Mr. White was employed by Regions Financial Corporation and its predecessor companies beginning in 1981.  Mr. White was employed in a variety of roles and served as senior credit officer for East Tennessee from 1999 to 2006. Mr. White was ultimately promoted to regional senior credit officer with additional oversight responsibilities for Regions’ North Carolina and Virginia operations, a position he held from 2006 to April, 2009.

Pinnacle Financial Partners, Inc.

- Page 49

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

M. Terry Turner	2011	$941,600	$-	$470,681	$-	$-	$-	$31,799	$1,444,080
President and Chief	2010	$691,225	$-	$345,613	$-	$-	$-	$25,004	$1,061,842
Executive Officer	2009	$691,225	$-	$484,551	$-	$-	$-	$24,999	$1,200,775

Robert A. McCabe, Jr.	2011	$893,725	$-	$446,856	$-	$-	$-	$34,794	$1,375,375
Chairman of the Board	2010	$655,750	$-	$327,875	$-	$-	$-	$24,902	$1,008,527
	2009	$655,750	$-	$462,492	$-	$-	$-	$24,896	$1,143,138

Hugh M. Queener	2011	$428,425	$-	$214,120	$-	$-	$-	$29,082	$671,627
Chief Administrative	2010	$332,175	$-	$166,087	$-	$-	$-	$23,962	$522,224
Officer	2009	$322,500	$-	$258,377	$-	$-	$-	$23,933	$604,810

Harold R. Carpenter	2011	$428,425	$-	$214,120	$-	$-	$-	$14,190	$656,735
Chief Financial	2010	$332,175	$-	$166,087	$-	$-	$-	$10,762	$509,024
Officer	2009	$322,500	$-	$211,749	$-	$-	$-	$10,733	$544,982

J. Harvey White	2011	$346,250	$-	$173,115	$-	$-	$-	$13,563	$532,928
Chief Credit Officer	2010	$250,000	$-	$125,000	$-	$-	$-	$10,520	$385,520
	2009	$115,000	$50,000	$52,920	$-	$-	$-	$4,912	$222,832

2011 Summary Compensation Table

The table below summarizes the compensation paid or accrued by the Company during the fiscal year ended December 31, 2011 for (i) the Company's Chief Executive Officer; (ii) the Company’s Chief Financial Officer; and (iii) the three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2011 and who were employed as executive officers at December 31, 2011 (collectively, the “Named Executive Officers”). Each of the Named Executive Officers, other than Mr. White, has entered into an employment agreement with the Company, the terms of which are described below.

For 2011, 2010 and 2009, “Salary” accounted for approximately 64.2%, 64.7%, and 57.3%, respectively, of the total compensation of the Named Executive Officers.  “Non-equity incentive plan compensation”, or the annual cash incentive plan, represented 0% of the total compensation of the Named Executive Officers for the last three years while restricted stock and option awards (i.e., Stock Awards) accounted for approximately 32.1%, 32.4%, and 40.0%, respectively, of the total compensation.  All other compensation accounted for approximately 2.7%, 2.7%, and 2.4%, respectively, in all three years of the total compensation of the Named Executive Officers.

(1)
Salary – During 2011, a portion of each Named Executive Officer’s salary was paid in salary stock units, or SSUs. SSUs were granted bi-weekly at the same time cash salary was paid. Each SSU is equivalent to the quotient of (1) the per pay period rate granted to the Named Executive Officer, net of any tax related items, divided by (2) the closing price of the Company’s Common Stock on the day prior to the grant date. The amount of cash salary, and salary associated with the SSUs for the Named Executive Officers for 2011 was as follows:

Pinnacle Financial Partners, Inc.

- Page 50

	Cash Salary	Salary Stock Units	Total Salary
M. Terry Turner	$691,600	$250,000	$941,600
Robert A. McCabe Jr.	655,725	238,000	893,725
Hugh M. Queener	332,435	96,000	428,425
Harold R. Carpenter	332,435	96,000	428,425
J. Harvey White	250,250	96,000	346,250

(2)
Non-Equity Incentive Plan Compensation – Reflects compensation attributable to the Company’s annual cash incentive plans in which all salaried and hourly pay associates participate. As to the 2010 and 2009 Annual Cash Incentive Plans, the Company did not meet the soundness or profitability goals, and even if these goals had been met, the Company was prohibited, under the terms of the June 2009 IFR, from paying cash incentives to the Named Executive Officers.  Actual and target payouts are expressed as a percentage of base salary.  Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Human Resources and Compensation Committee.

	Turner	McCabe	Queener	Carpenter	White
2011 Annual Cash Incentive Plan
2011 % Target	0%	0%	0%	0%	0%
2011 % Payment	0%	0%	0%	0%	0%
2011 Payment	$-	$-	$-	$-	$-
2010 Annual Cash Incentive Plan
2010 % Target	0%	0%	0%	0%	0%
2010 % Payment	0%	0%	0%	0%	0%
2010 Payment	$-	$-	$-	$-	$-

2009 Annual Cash Incentive Plan
2009 % Target	100%	100%	85%	70%	70%
2009 % Payment	0%	0%	0%	0%	0%
2009 Payment	$-	$-	$-	$-	$-

(3)
Stock Awards – Amounts in this column reflect the aggregate grant date fair value of restricted stock awards during 2011, 2010 and 2009, respectively, computed in accordance with FASB ASC Topic 718, and for the performance-based component of the awarded restricted shares, represent the grant date fair value of the maximum award possible.  The minimum amount that may be earned by each Named Executive Officer related to the performance-based restricted shares included in the total is $0.  For a discussion of the assumptions made in valuation of the restricted stock awards reported in this column please see footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2012.  For a more complete description of these restricted stock awards, including the breakdown of performance-based vesting awards and time-based vesting awards, please see Compensation Discussion and Analysis.

(4)
Other Compensation – The Company provides the Named Executive Officers with other forms of compensation.  The following is a listing of various types of other compensation that the Company has not used in the past but may consider in the future to award its executives.  We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Queener	Carpenter	White
Stock appreciation rights granted	None	None	None	None	None
Stock performance units granted	None	None	None	None	None
Supplemental retirement plans	NA	NA	NA	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	NA	NA	NA
Board fees	No	No	NA	NA	NA

Group benefit package – All Company associates, including the Named Executive Officers, participate in the Company’s group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc.  The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than an enhanced long-term disability policy that provides incremental coverage over the group policy maximums.  The following is a summary of the expense the Company incurred during 2011, 2010 and 2009 to provide a 401k plan match to our Named Executive Officers and the cost of the enhanced long term disability policy.

Pinnacle Financial Partners, Inc.

- Page 51

	Turner	McCabe	Queener	Carpenter	White
2011
401k match	$9,800	$9,800	$9,800	$9,800	$9,800
Long term disability policy	$7,874	$9,294	$5,482	$4,390	$3,763

2010
401k match	$9,800	$9,800	$9,800	$9,800	$9,800
Long term disability policy	$2,004	$1,902	$962	$962	$720

2009
401k match	$9,800	$9,800	$9,800	$9,800	$4,600
Long term disability policy	$1,999	$1,896	$933	$933	$330

Paid time off – Each Named Executive Officer receives an allotment of 25 days for paid time off each year (excluding holidays).  The Company does not provide sick leave for any associate, including the Named Executive Officers.   Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.

Other Executive perquisites – The Company provided the following perquisites to the Named Executive Officers in 2011, 2010 and 2009:

	Turner	McCabe	Queener	Carpenter	White
Company provided vehicles	NA	NA	NA	NA	NA
Automobile allowance	$13,200 / year	$13,200 / year	$13,200 / year	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees paid	$925	$2,500	$600	No	No
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA

(5)	Reflects a bonus payment that was made to Mr. White on June 15, 2009 pursuant to the terms of loan and bonus agreements described in Compensation Discussion and Analysis above.

Pinnacle Financial Partners, Inc.

- Page 52

GRANTS OF PLAN-BASED AWARDS IN 2011

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)	(k)	(l)
Name and Principal Position	Grant date	Threshold	Target	Maximum	Threshold	Target		Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards

M. Terry Turner
President and Chief Executive Officer	2/28/11	—	—	—	—	—		—	13,926	(2)	—	—	$200,375
	8/16/11	—	—	—	—	—		—	3,751	(2)	—	—	$50,000
	8/16/11	—	—	—	—	36,686	(3)	—	—		—	—	$470,681

Robert A. McCabe, Jr.
Chairman of the Board	2/28/11	—	—	—	—	—		—	13,221	(2)	—	—	$190,225
	8/16/11	—	—	—	—	—		—	3,562	(2)	—	—	$47,500
	8/16/11	—	—	—	—	34,829	(3)	—	—		—	—	$446,856
Hugh M. Queener
Chief Administrative Officer	2/28/11	—	—	—	—	—		—	6,689	(2)	—	—	$96,250
	8/16/11	—	—	—	—	16,689	(3)	—	—		—	—	$214,120

Harold R. Carpenter
Chief Financial Officer	2/28/11	—	—	—	—	—		—	6,689	(2)	—	—	$96,250
	8/16/11	—	—	—	—	16,689	(3)	—	—		—	—	$214,120

J. Harvey White
Chief Credit Officer	2/28/11	—	—	—	—	—		—	6,689	(2)	—	—	$96,250
	8/16/11	—	—	—	—	13,493	(3)	—	—		—	—	$173,115

(1)	Due to the Company’s participation in TARP, the Named Executive Officers were not eligible to participate in the Company’s 2011 Annual Cash Incentive Plan.
(2)
The award of Salary Stock Units (SSUs) is reflected in this column.  SSUs were awarded to each of the Named Executive Officers on February 28, 2011, and also in the case of Messrs. Turner and McCabe on August 16, 2011, and were payable in installments at each of the pay periods following the relevant approval date.  Column (i) shows the total number of SSUs issued to the Named Executive Officers in 2011.  The SSUs were settled on December 29, 2011, with the issuance of one share of the Company's common stock for each SSU.  The Company withheld from the shares issued in settlement of the SSUs, a number of shares of the Company's common stock necessary to satisfy the minimum withholding tax obligations of the Named Executive Officers.

(3)
Reflects awards of restricted shares under the Plan.  The amounts shown in column (g) reflect the restricted share award targeted number of shares that can be earned over either a three-year vesting period (25%) or a ten-year (or, in the case of Mr. McCabe four-year and Mr. White two-year) vesting period (75%).  This is also the maximum number of shares that can be earned by the Named Executive Officer over these periods thus it is the same number in column (h).  All three-year awards in column (g) and (h) could be forfeited should the Company not meet the performance and soundness targets for these awards.  All ten-year (or, in the case of Mr. McCabe four-year and Mr. White two-year) restricted share awards in column (g) and (h) could be forfeited should the Named Executive Officer not be employed on the annual vesting dates for these awards or the Company not achieve minimum profitability levels in the year prior to the year in which the award vests.  The restrictions on the soundness/performance restricted shares (which represent 25% of the total shares awarded to each Named Executive Officer) lapse in 33.3% annual increments upon the achievement of certain soundness and performance thresholds for the fiscal years ending December 31, 2011, 2012 and 2013 or soundness and cumulative performance thresholds for the three year period ended December 31, 2013.  The restrictions on the remaining restricted shares (which represent 75% of the total shares awarded to each Named Executive Officer) lapse 20% on the second anniversary of the grant date and 10% per year thereafter (or, in the case of Mr. McCabe, 40% on the second anniversary of the grant date and 20% per year thereafter and in the case of Mr. White 70% on the second anniversary of the grant date and 30% per year thereafter), but in each case, only if the Company is profitable in fiscal year immediately preceding the vesting date.  The Named Executive Officer is entitled to vote these restricted shares and receive any dividends payable with respect to the restricted shares, if any, prior to the lapsing of the forfeiture restrictions thereon.

Pinnacle Financial Partners, Inc.

- Page 53

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END

	Option Awards (1)					Stock Awards (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

M. Terry Turner	18,703	12,468	—	$21.51	1/19/2018	3,580	$57,817	80,907	$1,306,648
	18,730	4,682	—	$31.25	1/19/2017	—	—	—	—
	23,866	—	—	$27.11	3/17/2016	—	—	—	—
	22,111	—	—	$23.88	1/19/2015	—	—	—	—
	15,140	—	—	$14.78	4/26/2014	—	—	—	—
	25,000	—	—	$6.65	2/26/2013	—	—	—	—
	45,000	—	—	$4.96	2/1/2012	—	—	—	—

Robert A. McCabe, Jr.	17,767	11,845	—	$21.51	1/19/2018	2,775	$44,816	74,597	$1,204,742
	17,794	4,448	—	$31.25	1/19/2017	—	—	—	—
	22,673	—	—	$27.11	3/17/2016	—	—	—	—
	19,715	—	—	$23.88	1/19/2015	—	—	—	—
	13,500	—	—	$14.78	4/26/2014	—	—	—	—
	22,000	—	—	$6.65	2/26/2013	—	—	—	—
	35,000	—	—	$4.96	2/1/2012	—	—	—	—

Hugh M. Queener	12,752	8,501	—	$21.51	1/19/2018	2,441	$39,422	39,020	$630,173
	9,365	2,341	—	$31.25	1/19/2017	—	—	—	—
	11,933	—	—	$27.11	3/17/2016	—	—	—	—
	17,306	—	—	$23.88	1/19/2015	—	—	—	—
	11,850	—	—	$14.78	4/26/2014	—	—	—	—
	19,000	—	—	$6.65	2/26/2013	—	—	—	—
	27,000	—	—	$4.96	2/1/2012	—	—	—	—

Harold R. Carpenter	10,627	7,084	—	$21.51	1/19/2018	2,034	$32,849	37,047	$598,309
	7,024	1,756	—	$31.25	1/19/2017	—	—	—	—
	9,189	—	—	$27.11	3/17/2016	—	—	—	—
	5,400	—	—	$23.88	1/19/2015	—	—	—	—
	5,500	—	—	$12.37	1/12/2014	—	—	—	—
	12,000	—	—	$4.96	2/1/2012	—	—	—	—

J. Harvey White	—	—	—	—	—	2,100	$33,915	22,072	$356,463

(1)	All option awards vest in 20% increments annually over the 10-year option term.
(2)	Market value is determined by multiplying the closing market price of the Company’s common stock ($16.15) on December 31, 2011 by the number of shares.
(3)	The following information details the status of the unvested stock awards for the Named Executive Officers:

Pinnacle Financial Partners, Inc.
- Page 54

Grant Date	Turner	McCabe	Queener	Carpenter	White	Vesting criteria
Unvested Stock Awards – Time Vesting Criteria (number of awards)
1/19/08 Award	3,580	2,775	2,441	2,034	—	Vests pro rata over ten years with the exception of Mr. McCabe which vests pro rata over seven years
8/29/09 Award	—	—	—	—	2,100	Vests pro rata over five years
Totals	3,580	2,775	2,441	2,034	2,100
Unvested Stock Awards – Performance Vesting Criteria (number of awards)
1/20/09 Award	6,029	5,755	3,215	2,635	—
Vests 33.3% per year on the anniversary of the grant date (or in the case of the January 22, 2010 and August 16, 2011 awards 66.7% on the second anniversary of the grant date and 33.3% on the thirds anniversary of the grant date) if the Company achieves certain annual earnings per diluted share and soundness targets.  If the annual earnings per diluted share and soundness targets are not achieved for any year within the three-year performance period, the award may still vest if the Company achieves soundness targets and cumulative earnings per diluted share target for the three years covered by each award.  The 1/20/09 awards were forfeited after 12/31/11 due to vesting criteria not being met.  These forfeited shares were returned to the Plan.

1/22/10 Award	5,930	5,625	2,849	2,849	2,144
8/16/11 Award	9,171	8,707	4,172	4,172	3,373
1/20/09 Award	14,472	11,510	7,717	6,324	—
Vests 20% on the second anniversary of the grant date and 10% per year thereafter (or in the case of Mr. McCabe 33.33% on the second anniversary of the grant date and 16.66% per year thereafter) so long as the Company was profitable for the fiscal year immediately preceding the vesting date.  As the Company was not profitable in 2009 or 2010, the number of awards at left excludes those shares as those shares have been forfeited and returned to the Plan.

1/22/10 Award	17,790	16,878	8,550	8,550	6,435	Vests on 1/22/12 provided the Company is profitable for the fiscal year immediately preceding the vesting date (2011 fiscal year). All of these shares were vested on 1/22/12.
8/16/11 Award	27,515	26,122	12,517	12,517	10,120
Vests 20% on the second anniversary of the grant date and 10% per year thereafter (or in the case of Mr. McCabe 40 % on the second anniversary of the grant date and 20% per year thereafter or in the case of Mr. White 70% on the second anniversary date and 30% per year thereafter), so long as the Company was profitable for the fiscal year immediately preceding the vesting date.

Totals	80,907	74,597	39,020	37,047	22,072

Pinnacle Financial Partners, Inc.

- Page 55

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($) (1)

M. Terry Turner	15,000	$167,250	511	$7,410

Robert A. McCabe, Jr.	25,000	$244,400	695	$10,078

Hugh M. Queener	9,000	$102,510	349	$5,061

Harold R. Carpenter	6,000	$69,120	291	$4,292

J. Harvey White	—	$—	700	$8,099

(1)
“Value Realized on Exercise” represents the difference between the market price of the underlying securities at exercise and the exercise or base price of the options and “Value Realized on Vesting” is determined by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date.

Employment Agreements – Prior to Capital Purchase Program

The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter are described in more detail below.  Upon the adoption of the ARRA, the Company was prohibited from making certain of the severance payments otherwise required to be made under the employment agreements upon termination of the employment of the executive, including termination after a change in control, during the TARP Period. The Company was not prohibited from making such payments if they are required by the death or disability of the executive.  In November 2009, the Committee requested, and subsequently received, waivers from Messrs. Turner, McCabe, Queener and Carpenter of the provisions of these agreements which the Company was prohibited from performing during the TARP Period, thereby significantly limiting the benefits available to these executive officers pursuant to these employment agreements.   Messrs. Turner, McCabe, Queener and Carpenter received no additional compensation or other benefit as a result of executing these waivers.  These waivers automatically terminate once the Company is no longer a participant in the CPP.

The Company entered into a three-year employment contract with M. Terry Turner, President and Chief Executive Officer, on August 1, 2000.  This agreement was amended on January 1, 2008.  This amendment eliminated the automatic three year renewable clause in the agreement as well as incorporated the impact of IRS Code Section 409A into the agreement. There were no other significant changes to the terms and conditions of the original agreement as a result of the amendment.  The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.

The Company entered into a three-year employment contract with Robert A. McCabe, Jr., Chairman of the Board on August 1, 2000.  This agreement was amended on January 1, 2008. This amendment eliminated the automatic three year renewable clause in the agreement as well as incorporated the impact of Section 409A of the Code into the agreement.  There were no other changes to the terms and conditions of the original agreement as a result of the amendment.  The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.

The Company entered into a three-year employment contract with Hugh M. Queener, Chief Administrative Officer, on December 4, 2000.  This agreement was amended on January 1, 2008. This amendment eliminated the automatic three year renewable clause in the agreement as well as incorporated the impact of Section 409A of the Code into the agreement.  There were no other changes to the terms and conditions of the original agreement as a result of the amendment.  The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.

Pinnacle Financial Partners, Inc.

- Page 56

The Company entered into a three-year employment contract with Harold R. Carpenter, Chief Financial Officer, on March 14, 2006.  This agreement was amended on January 1, 2008. This amendment eliminated the automatic three year renewable clause in the agreement as well as incorporated the impact of Section 409A of the Code into the agreement.  There were no other changes to the terms and conditions of the original agreement as a result of the amendment.  The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.

The employment agreements described above for Messrs. Turner, McCabe, Queener and Carpenter require the Company to make certain severance payments to the executives in the event that the Company terminates the employment of the executive without “cause” or the executive terminates his employment for “cause”.  The employment agreements also require the Company to make certain payments to the executives in the event that the executive becomes disabled.  Under the terms of the employment agreements, if the Company terminates the executive without cause, it must pay the executive severance equal to three year’s base salary.  If the executive terminates his employment with the Company for cause, the Company must pay the executive a maximum of up to twelve months of base salary.

The employment agreements also contain provisions that if the executive terminates his employment with the Company for “cause” within a year following a “change of control”, the executive shall be entitled to a lump sum severance payment equal to three times the executive’s then current salary and target bonus, plus certain retirement benefits plus tax payments.  Generally, this “change of control” provision is typically referred to as a “double trigger” such that (a) a change of control has to occur as defined in the employment agreements and (b) the executive has to terminate his employment for “cause”, again as defined in the employment agreement, as follows:

(a)
A “change of control” generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company’s shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

(b)
Termination for “cause” generally means that immediately following the change of control, the executive no longer reports to the same supervisor he reported to prior to the change of control, a change in supervisory authority has occurred such that the associates that reported to the executive prior to the change of control no longer report to the executive, a material modification in the executive’s job title or scope of responsibility has occurred, a change in office location of more than 25 miles from the executive’s current office location or a material change in salary, bonus opportunity or other benefit has occurred.

Also and in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his termination.  In addition, the executive will be indemnified by the Company for any excise tax due under Section 4999 of the Code of an amount sufficient to place the executive in the same after-tax position as the executive would have been had no excise tax been imposed upon or incurred or paid by the executive.  The executive is also entitled to receive assistance from a qualified accounting firm of his choice not to exceed $2,500 per year for three years.

Furthermore, in the event of a change of control, any unvested restricted share awards, pursuant to the restricted share agreements with the executives noted above, would immediately vest.  All unvested stock option grants would only vest pursuant to a change of control with the approval of the Human Resources and Compensation Committee.

Pinnacle Financial Partners, Inc.

- Page 57

Employment Agreements—Under the Capital Purchase Program

Following the adoption of the ARRA, and as clarified in the June 2009 IFR, the Company is prohibited from making “golden parachute payments” during the TARP Period to any of the Company’s senior executive officers and any of the five next most highly compensated employees of the Company.  Golden parachute payments are defined under the June 2009 IFR to include any payment for an employee’s departure from a company for any reason or any payment due to a change in control of a company, except payments for services performed or benefits accrued. Because the payments due to the executives under the employment agreements that are triggered by the Company’s terminating the executive without cause or by the executive terminating his employment for cause (either before or within twelve months following a change in control) would constitute “golden parachute payments” under the June 2009 IFR, the Company is prohibited from making those payments to the executives. The Company would not be prohibited from making such payments to the executives if they are required by the death or disability of the executive.

In November 2009, the Human Resources and Compensation Committee requested, and subsequently received, waivers from Messrs. Turner, McCabe, Queener and Carpenter of the provisions of their respective employment agreements which the Company was prohibited from performing during the TARP Period, thereby significantly limiting the benefits available to these executives pursuant to these employment agreements.   Messrs. Turner, McCabe, Queener and Carpenter received no additional compensation or other benefit as a result of executing these waivers.  Because a “golden parachute payment” under the June 2009 IFR includes the acceleration of vesting of an equity award due to the departure of an employee or change in control, the waivers executed by the executives prohibit the acceleration of any equity awards held by the executives upon a departure or change in control.  These waivers automatically terminate once the Company is no longer a participant in the CPP.

Pinnacle Financial Partners, Inc.

- Page 58

The following is a tabular presentation of the amounts that would be owed the Named Executive Officers pursuant to the various events detailed above assuming the event occurred on December 31, 2011 and that at that date the Company did not have an outstanding obligation to the Treasury under the CPP and that accordingly the waivers executed by Messrs. Turner, McCabe, Queener and Carpenter were not then in effect:

	Employee disability (4)	Employee death (4)	Pinnacle terminates employment without cause	Employee terminates employment for cause	Pinnacle terminates Employee for cause or Employee terminates employment without cause or Employee retires	Pinnacle terminates Employee without cause or Employee terminates for cause, in each case within twelve months of a change of control
M. Terry Turner
Base salary	$691,225	$-	$691,225	$691,225	$-	$691,225
Targeted cash incentive payment	-	-	-	-	-	587,541
Total	691,225	-	691,225	691,225	-	1,278,766
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	345,613	-	2,073,675	691,225	-	3,836,299

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	6,361
Value of unearned restricted shares that immediately vest	1,364,465	1,364,465	-	-	-	1,364,465
Payment for excise tax and gross up (2)	-	-	-	-	-	1,972,592
	$1,710,078	$1,364,465	$2,083,275	$693,625	$-	$7,216,016
Robert A. McCabe, Jr.
Base salary	$655,750	$-	$655,750	$655,750	$-	$655,750
Targeted cash incentive payment	-	-	-	-	-	557,388
Total	655,750	-	655,750	655,750	-	1,213,138
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	327,875	-	1,967,250	655,750	-	3,639,413

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	6,043
Value of unearned restricted shares that immediately vest	1,249,558	1,249,558	-	-	-	1,246,558
Payment for excise tax and gross up (2)	-	-	-	-	-	1,850,652
	$1,577,433	$1,249,558	$1,976,850	$658,150	$-	$6,781,965
Hugh M. Queener
Base salary	$332,175	$-	$332,175	$332,175	$-	$332,175
Targeted cash incentive payment	-	-	-	-	-	282,349
Total	332,175	-	332,175	332,175	-	614,524
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	166,088	-	996,525	332,175	-	1,843,571

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	4,337
Value of unearned restricted shares that immediately vest	669,595	669,595	-	-	-	669,595
Payment for excise tax and gross up (2)	-	-	-	-	-	863,992
	$835,683	$669,595	$1,006,125	$334,575	$-	$3,218,490
Harold R. Carpenter
Base salary	$332,175	$-	$332,175	$332,175	$-	$332,175
Targeted cash incentive payment	-	-	-	-	-	232,523
Total	332,175	-	332,175	332,175	-	564,698
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	166,088	-	996,525	332,175	-	1,694,094

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	3,614
Value of unearned restricted shares that immediately vest	631,158	631,158	-	-	-	631,158
Payment for excise tax and gross up (2)	-	-	-	-	-	846,427
	$797,246	$631,158	$1,006,125	$334,575	$-	$3,112,239
J. Harvey White (3)
Base salary	$-	$-	$-	$-	$-	$-
Targeted cash incentive payment	-	-	-	-	-	-
Total	-	-	-	-	-	-
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	-	-	-	-	-	-

Health insurance - $800 per month	-	-	-	-	-	-
Tax assistance	-	-	-	-	-	-
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	-
Value of unearned restricted shares that immediately vest	390,378	390,378	-	-	-	390,378
Payment for excise tax and gross up (2)	-	-	-	-	-	-
	$390,378	$390,378	$-	$-	$-	$390,378

Pinnacle Financial Partners, Inc.
- Page 59

(1)	Vesting of stock option awards pursuant to a change of control may only occur upon the consent of the Human Resources and Compensation Committee.
(2)
In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change in control, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and stock option grants in addition to the cash payments and healthcare benefits noted above.  As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener and Carpenter in the event of a change of control to be $822,000, $775,000, $370,000 and $341,000, respectively.  As a result, the Company has assumed a combined personal income tax rate of 55% for each executive and has included the additional gross up amount which includes the anticipated excise tax obligation in the table above.  The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to section 280G of the Code.

(3)	Mr. White does not have an employment agreement with the Company.
(4)
The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company’s broad based group disability insurance policies or group life insurance policy.  These benefits would be paid pursuant to these group polices which are provided to all employees of the Company.  Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., “gap coverage”) for these individuals over the broad-based group disability coverage maximums.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 24, 2012, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of February 24, 2012.

Pinnacle Financial Partners, Inc.

- Page 60

	Number of Shares Beneficially Owned
Name	Common Shares Beneficially Owned	Aggregate Stock Option Grants and Warrants Exercisable within 60 days of Record Date of February 24, 2012	Total	Percent of All Shares Owned
Board of Directors (1):
Sue G. Atkinson	46,070	-	46,070	0.13%
H. Gordon Bone	74,398	1,862	76,260	0.22%
Gregory L. Burns	20,554	-	20,554	0.06%
Colleen Conway-Welch	34,287	-	34,287	0.10%
James C. Cope (2)	84,446	-	84,446	0.24%
William H. Huddleston, IV	66,332	-	66,332	0.19%
Ed C. Loughry, Jr.	130,592	10,000	140,592	0.41%
Robert A. McCabe, Jr. (2)	544,463	129,742	674,205	1.95%
Hal N. Pennington	12,287	-	12,287	0.04%
Dr. Wayne J. Riley	3,564	-	3,564	0.01%
Gary L. Scott	77,294	-	77,294	0.22%
M. Terry Turner (2)	483,386	140,700	624,086	1.80%

Named Executive Officers (1):
Hugh M. Queener (2)	267,334	93,048	360,382	1.01%
Harold R. Carpenter (2)	114,631	46,580	161,211	0.44%
J. Harvey White	49,042	-	49,042	0.12%

All Directors and executive officers as a Group (15 persons)	2,008,680	421,932	2,430,612	7.13%

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:

BlackRock, Inc. (3)
55 East 52nd Street
New York, NY 10055	3,314,280	-	3,314,280	9.66%

Wellington Management Company, LLP (4)
280 Congress Street
Boston, MA 02111	2,625,658	-	2,625,658	7.65%

Dimensional Fund Advisors LP (4)
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	2,299,313	-	2,299,313	6.70%

The Vanguard Group, Inc. (5)
100 Vanguard Blvd.
Malvern, PA 19355	1,788,721	-	1,788,721	5.21%

All Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:	10,027,972	-	10,027,972	29.22%

(1)
Each person is the record owner of and has sole voting and investment power with respect to his or her shares.  Additionally, the address for each person listed is 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.

(2)
As of February 24, 2012, the following individuals have pledged the following amounts of their common shares beneficially owned to secure lines of credit or other indebtedness: Mr. Turner – 80,000 shares; Mr. Queener – 152,000 shares; Mr. Scott – 38,000; Mr. Cope – 8,500 shares; and Mr. Carpenter – 11,208 shares.

(3)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 9, 2012.
(4)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 14, 2012.
(5)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 9, 2012.

Pinnacle Financial Partners, Inc.

- Page 61

Stock Ownership Guidelines

All of the Company’s directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Company’s Corporate Governance Guidelines.  Generally, the guidelines require that directors own shares with a value of approximately three times the average annual compensation paid a Board member, provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any.  All of the Company’s directors are in compliance with the minimum guidelines.

The Board of Directors also expects the Chief Executive Officer and all other Named Executive Officers to maintain a meaningful personal ownership in the Company in the form of Common Stock.  Periodically, the Company may establish minimum Common Stock beneficial ownership guidelines for the Chief Executive Officer and the other Named Executive Officers.  In March 2012, the Executive Committee of the Board revised the minimum Common Stock beneficial ownership levels for the Chief Executive Officer and the Chairman of the Board of a minimum of 400% of their annual cash salary in Company Common Stock.  For purposes of this measurement, the average closing price of the Company’s Common Stock for the last 15 trading days of the previous calendar year is used to determine the market value of each executive’s holdings.  Additionally, the Executive Committee established stock beneficial ownership levels of 300% of the annual cash salary for the Chief Administrative Officer; 200% for the Chief Financial Officer and 150% for the Chief Credit Officer.  All Named Executive Officers currently exceed the applicable minimum level of beneficial ownership.  Should an executive officer’s ownership fall below the minimum beneficial ownership levels noted above, in order to transact an open market sale of their Company Common Stock, the officer would be required to seek the prior approval of the Board.

To discourage short-term or speculative transactions, the Company’s insider trading policies include prohibitions on directors, officers or employees engaging in short sales or purchases of sales of puts or calls on the Company’s Common Stock.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file.  To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2011, or on written representations from certain reporting persons that no Forms 5 were required for those persons, all of the persons who were directors or executive officers of the Company during 2011, complied with all applicable Section 16(a) filing requirements during 2011 except that Messrs. Turner, Queener, and McCabe each filed a Form 4 on January 21, 2011 to report a series of transactions that took place on January 18, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has loan transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, and corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All loan transactions were entered into on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank. None of such loans were disclosed as nonaccrual, past due, restructured or potential problems in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, except for an aggregate of  approximately $3,512,696 in loans to Harold Gordon Bone and related interests which were downgraded to potential problem loans in December 2011.  These loans consist of the following:

Pinnacle Financial Partners, Inc.

- Page 62

•
Loan to B&B Enterprises of Wilson County, LLC, (“B&B”) a limited liability company in which Harold Gordon Bone and his brother each own a 50% interest with a $2,420,800 principal balance at December 31, 2011. The B&B loan was made on August 19, 2008, for $2,590,000, matures on August 19, 2013, bears interest at 5.85%, with 19 payments of principal. At February 24, 2012 this loan had an outstanding balance of $2,408,243.  During the year ended December 31, 2011, B&B made principal payments aggregating $75,461 and interest payments aggregating $146,047 and during 2011 the largest aggregate amount of indebtedness outstanding was $2,490,382.

•
Line of credit for $750,000 to Harold Gordon Bone with a principal balance of $607,000 at December 31, 2011.  The $750,000 line of credit was granted on April 8, 2002, matures on August 21, 2012, and bears interest at 5.00% on the outstanding balance. At February 24, 2012 this loan had an outstanding balance of $588,000. During the year ended December 31, 2011, Mr. Bone made principal payments aggregating $936,728 and interest payments aggregating $9,303 and during 2011 the largest aggregate amount of indebtedness outstanding was $671,729.

•
Loan to Hal Bone Enterprises LLC (“HBE”), a limited liability company controlled by Mr. Gordon Bone’s son Hal Bone, which loan is guaranteed by Mr. Gordon Bone, with a principal balance of $524,896 at December 31, 2011. The HBE loan was made on November 6, 2003, for $710,396, matures on November 10, 2019 bears interest at 5.50%, with 94 payments of principal. At February 24, 2012 this loan had an outstanding balance of $516,153. During the year ended December 31, 2011, HBE made principal payments aggregating $51,309 and interest payments aggregating $30,829 and during 2011 the largest aggregate amount of indebtedness outstanding was $572,090.

All payments of interest and principal due on all of these loans are current and the loans are not in default.

Atkinson Public Relations, of which Ms. Atkinson is chairman, provides various services for the Company subject to an agreement which was approved by the Board of the Company.  For the year ended December 31, 2011, the Company incurred approximately $242,000 in expenses for services rendered by this public relations company. Additionally, over the last several years, Mr. Cope’s law firm and Mr. Huddleston’s engineering firm have engaged in various activities for the Company. Over the last three years, the Company has paid Mr. Cope’s law firm $500, $2,600 and $7,000 in billings each year in the three year period ended, December 31, 2011 and Mr. Huddleston’s engineering firm billed the Company $14,000, $0, and $4,600 for each year in the three year period ended, December 31, 2011. The Company believes these amounts to be immaterial and inconsequential to Messrs. Cope’s or Huddleston’s ability to serve as an independent director of the Company.

Pursuant to the Audit Committee Charter, the Audit Committee of the Board is responsible for reviewing and approving any transaction required to be described in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission.  The Audit Committee has ratified the approval of the above-described transactions in which the above directors had an interest, which transactions had previously been approved by the full Board.

Human Resources and Compensation Committee Interlocks and Insider Participation

During 2011, the Human Resources and Compensation Committee of the Board of Directors consisted of James C. Cope, Gregory L. Burns, Gordon Bone and Hal Pennington, none of whom has ever been an officer or employee of the Company, or its subsidiaries. No interlocking relationship existed during 2011 between any officer, member of our Board of Directors or the Human Resources and Compensation Committee and any officer, member of the Board of Directors or compensation committee (or committee performing similar functions) of any other company.

  REPORT OF THE AUDIT COMMITTEE

The following is the Report of the Audit Committee regarding the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K:

We have reviewed and discussed with management the Company’s audited financial statements as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011.

We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Pinnacle Financial Partners, Inc.

- Page 63

We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm the firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Gregory L. Burns, Chairman
William H. Huddleston, Member
Dr. Wayne J. Riley, Member

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

Pinnacle Financial Partners, Inc.

- Page 64

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of the Company has approved the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the Company for the year ending December 31, 2012. The Audit Committee considered the background, expertise and experience of the audit team assigned to the Company and various other relevant matters, including the proposed fees for audit services.  A representative of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders.

Audit Fees.  During the years ended December 31, 2011 and 2010, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2011	2010
Audit Fees (1)	$538,400	$549,000
Audit-Related Fees	8,500	1,650
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$546,900	$550,650

(1)
Includes fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and report on internal control over financial reporting.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services KPMG LLP, the Company’s independent registered public accounting firm, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by KPMG LLP during fiscal 2011 and 2010 prior to KPMG LLP performing such services.

OTHER MATTERS

The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.

If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

Pinnacle Financial Partners, Inc.

- Page 65

GENERAL INFORMATION

Annual Report.  The Company’s 2011 Annual Report is being mailed to shareholders with this proxy statement.  The Annual Report is not a part of the proxy solicitation materials.

Additional Information.  A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn:  Chief Financial Officer, 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.  Also, the Company’s Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2011 can also be accessed via the “Investor Relations” section of the Company’s website located at www.pnfp.com.

By Order of the Board of Directors,

Hugh M. Queener
Corporate Secretary

March 12, 2012

Pinnacle Financial Partners, Inc.

- Page 66

Appendix A

PINNACLE FINANCIAL PARTNERS, INC.

2004 EQUITY INCENTIVE PLAN

SECTION 1. PURPOSE

This plan shall be known as the "Pinnacle Financial Partners, Inc. 2004 Amended and Restated Equity Incentive Plan" (the "Plan"). The purpose of the Plan is to promote the interests of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company"), and its shareholders by (i) attracting and retaining Associates and Directors of the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders.

With respect to any awards granted under the Plan that are intended to comply with the requirements of "performance-based compensation" under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a) "AFFILIATE" shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity's outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b) "ASSOCIATE" shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

(c) "AWARD" shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Unit Award, Performance Share Award, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish.

(d) "BANK" shall mean Pinnacle National Bank.

(e) "AWARD AGREEMENT" shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(f) "BOARD" shall mean the board of directors of the Company.

(g) "CAUSE" shall have the same meaning as provided in the employment agreement between the Participant and the Company or any Affiliate on the date of Termination of Service, or if no such definition or employment agreement exists, "Cause" shall mean conduct amounting to (1) fraud or dishonesty against the Company or any Affiliate; (2) the Participant's willful misconduct, repeated refusal to follow the reasonable directions of the Board or knowing violation of law in the course of performance of the duties of Participant's service with the Company or any Affiliate; (3) repeated absences from work without a reasonable excuse; (4) repeated intoxication with alcohol or drugs while on the Company's or any Affiliate's premises during regular business hours; (5) a conviction or plea of guilty or NOLO CONTENDERE to a felony or a crime involving dishonesty; or (6) a breach or violation of the terms of any agreement to which Participant and the Company or any Affiliate are party.

(h) "CHANGE IN CONTROL" shall mean any one of the following events which may occur after the date the Award is granted:

Pinnacle Financial Partners, Inc.

Appendix A- Page 1

(1) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of either the Bank or the Company, as the case may be;

(2) within any twelve-month period the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the "Incumbent Directors") shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(3) a reorganization, merger or consolidation, with respect to which persons who were the shareholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

(4) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

(i) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j) "COMMITTEE" shall mean a committee of the Board composed solely of not less than two Non-Employee Directors, each of whom shall be a "Non-Employee Director" for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder and an "outside director" for purposes of Section 162(m) and the regulations promulgated under the Code.

(k) "COVERED OFFICER" shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a "covered employee" of the Company within the meaning of Section 162(m); provided, however, that the term "Covered Officer" shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

(l) "DIRECTOR" shall mean a member of the Board.

(m) "DISABILITY" shall the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or any Affiliate for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Board and shall be supported by advice of a physician competent in the area to which such Disability relates.

(n) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o) "FAIR MARKET VALUE" with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the Nasdaq Stock Market's National Market System, or any other such exchange on which the Shares are traded, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith, by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

(p) "INCENTIVE STOCK OPTION" shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(q) "NON-QUALIFIED STOCK OPTION" shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

Pinnacle Financial Partners, Inc.

Appendix A- Page 2

(r) "NON-EMPLOYEE DIRECTOR" shall mean a member of the Board who is not an Associate of the Company or any Subsidiary or Affiliate.

(s) "OPTION" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(t) "OPTION PRICE" shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

(u) "OTHER STOCK-BASED AWARD" shall mean any Award granted under Sections 9 or 10 of the Plan.

(v) "OUTSIDE DIRECTOR" means, with respect to the grant of an Award, a member of the Board then serving on the Committee.

(w) "PARTICIPANT" shall mean any Associate, Director or other person who receives an Award under the Plan.

(x) "PERFORMANCE AWARD" shall mean any Award granted under Section 8 of the Plan.

(y) "PERFORMANCE SHARE" shall mean any Share granted under Section 8 of the Plan.

(z) "PERFORMANCE SHARE AWARD" shall mean any Award granted under Section 8 of the Plan.

(aa) "PERFORMANCE UNIT" shall mean a right to receive a designated dollar value or number of shares which is contingent on the achievement of certain performance goals during a specified performance period each as set forth in an Award Agreement.

(bb) "PERFORMANCE UNIT AWARD" shall mean any Award granted under Section 8 of the Plan.

(cc) "PERSON" shall mean any individual, corporation, partnership, limited liability company, associate, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(dd) "RESTRICTED SHARE" shall mean any Share granted under Sections 7 or 10 of the Plan.

(ee) "RESTRICTED SHARE UNIT" shall mean any unit granted under Sections 7 or 10 of the Plan.

(ff) "RETIREMENT" shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant's 65th birthday.

(gg) "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

(hh) "SECTION 16" shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(ii) "SECTION 162(M)" shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor or provision thereto as in effect from time to time.

(jj) "SHARES" shall mean shares of the common stock, $0.01 par value, of the Company.

(kk) "STOCK APPRECIATION RIGHT OR SAR" shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount, in cash or Shares, determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.

(ll) "SUBSIDIARY" shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

Pinnacle Financial Partners, Inc.

Appendix A- Page 3

(mm) "SUBSTITUTE AWARDS" shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(nn) "TANDEM SAR" shall mean an SAR that is granted under Sections 6 or 10 of the Plan in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

(oo) "TERMINATION OF SERVICE" shall mean the termination of the service relationship, whether employment or otherwise, between a Participant and the Company and any Affiliates, regardless of the fact that severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or Retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Service, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Service, or whether a Termination of Service is for Cause.

SECTION 3. ADMINISTRATION

3.1 Authority of Committee. The Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed to be references to the Board.

Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan. Notwithstanding the provisions of Section 6.2 hereof and except as permitted by the provisions of Section 4.2 and Section 14 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the Option Price or Grant Price, as applicable, of such Options or SARs, or (ii) cancel such Options or SARs in exchange for cash, other Awards, Options or SARs with a lower Option Price or Grant Price, as applicable, than the cancelled Options or SARs.

3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.

3.3 Action by the Committee. The Committee shall select one of its members as its Chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

3.4 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such section.

Pinnacle Financial Partners, Inc.

Appendix A- Page 4

3.5 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

SECTION 4. SHARES AVAILABLE FOR AWARDS

4.1 Shares Available. Subject to the provisions of Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company and the maximum number of Shares with respect to which Awards may be granted under the Plan shall be 2,755,207 which includes 29,510 shares with respect to awards which were authorized but not granted under the Pinnacle Financial Partners, Inc. 2000 Stock Incentive Plan (the "2000 Plan").

Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be increased by the number of Shares with respect to which Options or other Awards were granted under the 2000 Plan, as of the effective date of this Plan but which terminate, expire unexercised or are settled for cash, forfeited or cancelled without the delivery of Shares under the terms of the 2000 Plan after the effective date of this Plan.

If, after the effective date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination, expiration or cancellation, shall again become Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, no Participant may receive Options or SARs under the Plan in any calendar year that relate to more than 50,000 Shares.

4.2 Adjustments. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares then the Committee shall in an equitable and proportionate manner (and, with respect to Incentive Stock Options, in such manner as is consistent with Section 422 of the Code and the regulations thereunder): (i) adjust (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (3) the grant or exercise price with respect to any Award under the Plan, provided that the number of shares subject to any Award shall always be a whole number; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.

4.3 Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.

4.4 Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

SECTION 5. ELIGIBILITY

Any Associate or Director shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10.

SECTION 6. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Pinnacle Financial Partners, Inc.

Appendix A- Page 5

6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares, if any, subject to each Award, the exercise price or price at which an SAR shall be granted (the "Grant Price") and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a Tandem SAR. An SAR may be granted with or without a related Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options or Tandem SARs related to such Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option or Tandem SAR related thereto is granted) of the Shares with respect to which all Incentive Stock Options or Tandem SARs related to such Option are exercisable for the first time by an Employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of the Employee's employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted which price shall be set forth in an Award Agreement. Except in the case of Substitute Awards, the Option Price of an Option may not be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option.

The Committee in its sole discretion shall establish the Grant Price at the time each SAR is granted, which price shall be set forth in an Award Agreement.  Except in the case of Substitute Awards, the Grant Price of an SAR may not be less than 100% of the Fair Market Value of the Shares with respect to which the SAR is granted on the date of grant of such SAR.

6.3 Term. Subject to the Committee's authority under Section 3.1 and the provisions of Section 6.5, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan.

Notwithstanding the foregoing, no Option, SAR or Tandem SAR shall be exercisable after the expiration of ten (10) years from the date such Option, SAR or Tandem SAR was granted.

6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter.

The Committee shall have full and complete authority to determine, subject to Section 6.5 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.

(b) The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c) An Option, or SAR exercisable for Shares, may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price, in the case of an Option, for the number of Shares with respect to which the Option is then being exercised. A Tandem SAR that is related to an Incentive Stock Option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the related Option. The exercise of either an Option or Tandem SAR shall result in the termination of the other to the extent of the number of Shares with respect to which either the Option or Tandem SAR is exercised.

(d) Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) in whole Shares valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, or (ii) by a combination of such cash (or cash equivalents) and such Shares; provided, however, that the optionee shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of an Option or any other stock option of the Company.

Pinnacle Financial Partners, Inc.

Appendix A- Page 6

Subject to applicable securities laws, an Option may also be exercised by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares.

(e) An SAR may be exercised in whole or in part at any time after such SAR has become exercisable in accordance with the terms of the applicable Award Agreement; provided, however, that no partial exercise of an SAR exercisable for cash shall result in the cash payment to the Participant of less than $250. The partial exercise of an SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof. Upon the partial exercise of an SAR, the Award Agreement evidencing such SAR, marked with such notations as the Committee may deem appropriate to evidence such partial exercise, shall be returned to the Participant exercising such SAR, together with the payment described in Section 6.4(c) or 6.4(f) hereof, as the case may be.

(f) The exercise of an SAR exercisable for cash shall entitle a Participant to a cash payment, for each such SAR exercised, equal to an amount determined by the Committee and as set forth in an Award Agreement. Unless otherwise determined by the Committee and set forth in an Award Agreement, the exercise of an SAR exercisable for cash shall entitle a Participant to a cash payment, for each such SAR exercised, equal to an amount equal to the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the Grant Price of the SAR as reflected in the applicable Award Agreement. All payments under this Section 6.4(f) shall be made as soon as practicable, but in no event later than ten (10) business days, after the effective date of the exercise of the SAR.

(g) At the Committee's discretion, and as set forth in an Award Agreement, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares.

A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option or SAR is otherwise to be granted pursuant to the Plan the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option or Tandem SAR to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than 110% of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

SECTION 7. RESTRICTED SHARES AND RESTRICTED SHARE UNITS

7.1 Grant.

 (a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions, including any of those identified in Section 11, that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards

Pinnacle Financial Partners, Inc.

Appendix A- Page 7

7.2 Delivery of Shares and Transfer Restrictions. At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The grantee shall have all rights of a shareholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share Award are met. Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such restricted Shares.

7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant's beneficiary or estate, as the case may be.

7.4 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. A Participant shall be credited with dividend equivalents on any vested Restricted Share Units credited to the Participant's account at the time of any payment of dividends to shareholders on Shares. The amount of any such dividend equivalents shall equal the amount that would have been payable to the Participant as a shareholder in respect of a number of Shares equal to the number of vested Restricted Share Units then credited to the Participant. Any such dividend equivalents shall be credited to the Participant's account as of the date on which such dividend would have been payable and shall be converted into additional Restricted Share Units (which shall be immediately vested) based upon the Fair Market Value of a Share on the date of such crediting. No dividend equivalents shall be paid in respect of Restricted Share Units that are not yet vested. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

SECTION 8. PERFORMANCE AWARDS

8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Performance Awards shall include, but are not limited to, Performance Shares and Performance Units. All Performance Awards shall be subject to the terms and provisions of Section 11 hereof.

8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. A Participant's rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

Pinnacle Financial Partners, Inc.

Appendix A- Page 8

8.4 Performance Shares.

(a) Associates who are in strategic leadership positions and Directors shall be eligible to receive Performance Share Awards.

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Performance Share Awards shall be granted, the number of Performance Shares to be granted to each Participant, the performance targets and goals to be satisfied, the duration of the period during which, and the conditions under which, the Performance Shares may be forfeited to the Company, and the other terms and conditions of such Awards. The Performance Share Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions   established by the Committee that are consistent with the terms of the Plan.

(b) Each Performance Share Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Performance Share Award.

(c) The Committee shall grant Performance Share Awards based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals identified in Section 11.

8.5 Performance Units.

(a) Associates who are in strategic leadership positions and Directors shall be eligible to receive Performance Unit Awards. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Performance Units shall be granted. Performance Units shall consist of a right that is (i) denominated in cash or shares, (ii) valued, as   determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Unit Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Unit Award. The Performance Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The applicable Award Agreement shall set forth (i) the dollar value of Performance Units granted to the Participant; (ii) the performance period and performance goals with respect to each such Award; and (iii) any other terms and conditions as the Committee determines in its sole and absolute discretion.

(b) The Committee shall grant Performance Unit Awards based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals identified in Section 11.

SECTION 9. OTHER STOCK-BASED AWARDS

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 and 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise  based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

SECTION 10. NON-EMPLOYEE DIRECTOR AND OUTSIDE DIRECTOR AWARDS

10.1 The Board may provide that all or a portion of a Non-Employee Director's annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director's service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

Pinnacle Financial Partners, Inc.

Appendix A- Page 9

10.2 The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7, 8 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

SECTION 11. PROVISIONS APPLICABLE TO COVERED OFFICERS AND PERFORMANCE AWARDS

11.1 Notwithstanding anything in the Plan to the contrary, Performance Awards shall be subject to the terms and provisions of this Section 11.

11.2 The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, Affiliate, operating unit or division financial performance measures:

(a) earnings or book value per Share;

(b) net income;

(c) return on equity, assets, capital, capital employed or investment;

(d) earnings before interest, taxes, depreciation and/or amortization;

(e) operating income or profit;

(f) operating efficiencies;

(g) asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan losses, the ratio of nonperforming loans and/or past due loans greater than 90 days and non-accrual loans to total loans, the ratio of nonaccrual loans to total loans or the ratio of net charge-offs to average loans or other similar asset quality measures;

(h) allowance for loan losses;

(i) net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends;

(j) cash flow(s);

(k) total revenues or revenues per employee;

(l) stock price or total shareholder return;

(m) growth in deposits;

(n) dividends; or

(o) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and goals relating to acquisitions or divestitures; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, Affiliates operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or Shares outstanding, or to assets or net assets. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Performance Awards, including Performance Share Awards and Performance Unit Awards.

Pinnacle Financial Partners, Inc.

Appendix A- Page 10

11.3 With respect to any Covered Officer, the maximum number of Shares in respect of which all Performance Awards may be granted under Section 8 of the Plan in each year of the performance period is 50,000 and the maximum amount of any Award settled in cash shall not exceed $1,000,000 in each year of the performance period.

11.4 To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, including Performance Share Awards and Performance Unit Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

SECTION 12. TERMINATION OF EMPLOYMENT

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Termination of Service, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

SECTION 13. CHANGE IN CONTROL

Upon a Change in Control (but only if and to the extent so determined by the Committee at or after grant (subject to any right of approval expressly reserved by the Committee at the time of such determination)), all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted.

SECTION 14. AMENDMENT AND TERMINATION

14.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

14.2 Amendments to Awards. Subject to the restrictions of Sections 3.1 and 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

14.3 Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company, any Subsidiary or  Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 15. GENERAL PROVISIONS

15.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except (i) by will or the laws of descent and distribution, (ii) to a Permitted Transferee and/or (iii) as may be provided by the Committee in its discretion, at or after grant, in the Award Agreement; provided, however, that an Incentive Stock Option shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. A Permitted Transferee may not transfer an Award other than by will or the laws of descent and distribution. For purposes of this Plan, "Permitted Transferee" means the Participant's Immediate Family, a Permitted Trust or a partnership of which the only partners are members of the Participant's Immediate Family. For purposes of this Plan, "Immediate Family" means the Participant's children and grandchildren, including adopted children and grandchildren, stepchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), father-in-law, mother-in-law, daughters-in-law and sons-in-law.

Pinnacle Financial Partners, Inc.

Appendix A- Page 11

For purposes of this Plan, a "Permitted Trust" means a trust solely for the benefit of the Participant or Participant's Immediate Family.

15.2 Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee's discretion, accrue interest, be reinvested into additional Shares, or in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.

15.3 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.4 Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.5 Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

15.6 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.

15.7 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.8 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.9 No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.

Pinnacle Financial Partners, Inc.

Appendix A- Page 12

15.10 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

15.11 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be  stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.12 Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.13 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.14 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.15 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 16. TERM OF THE PLAN

16.1 Effective Date. The Plan shall be effective as of April 20, 2004 provided it has been approved by the Board and by the Company's shareholders.

16.2 Expiration Date. No new Awards shall be granted under the Plan after April 20, 2016. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after April 20, 2016.

PINNACLE FINANCIAL PARTNERS, INC.

By: /s/ M. Terry Turner
Name: M. Terry Turner
Title: President and Chief Executive Officer

Pinnacle Financial Partners, Inc.
 Appendix A- Page 13